Exhibit 10.1

Execution Version

CREDIT AGREEMENT

by and among

COLT DEFENSE LLC,

as a US Borrower,

COLT’S MANUFACTURING COMPANY LLC,

as a US Borrower,

COLT CANADA CORPORATION,

as Canadian Borrower,

THE SUBSIDIARIES OF COLT DEFENSE LLC

NAMED AS GUARANTORS HEREIN,

as Guarantors,

THE LENDERS THAT ARE SIGNATORIES HERETO,

as the Lenders

CORTLAND CAPITAL MARKET SERVICES LLC,

as Agent

Dated as of February 9, 2015

i

4.2	Due Authorization; No Conflict	22

4.3	Governmental Consents	22

4.4	Binding Obligations; Perfected Liens	22

4.5	Title to Assets; No Encumbrances	23

4.6	Jurisdiction of Organization; Location of Chief Executive Office and Tangible Assets; Organizational Identification Number; Commercial Tort Claims	23

4.7	Litigation	24

4.8	Compliance with Laws	24

4.9	No Material Adverse Change	24

4.10	Solvency	25

4.11	Employee Benefits	25

4.12	Environmental Condition	25

4.13	Intellectual Property	26

4.14	Leases	26

4.15	Deposit Accounts and Securities Accounts	26

4.16	Complete Disclosure	27

4.17	Material Contracts	27

4.18	Patriot Act; etc.	27

4.19	[Reserved]	27

4.20	Payment of Taxes	28

4.21	Margin Stock	28

4.22	Governmental Regulation	28

4.23	OFAC	28

4.24	Employee and Labor Matters	28

4.25	Indebtedness	29

4.26	Use of Proceeds	29

4.27	Locations of Inventory and Equipment	29

4.28	Inventory Records	29

4.29	Common Enterprise	29

4.30	[Reserved]	30

4.31	[Reserved]	30

4.32	Insurance	30

	4.33	Senior Note Indenture	30

	4.34	Centre of Main Interests and Establishments	30

	4.35	Tax Status	30

5.	AFFIRMATIVE COVENANTS		31

	5.1	Financial Statements, Reports, Certificates	31

	5.2	Collateral Reporting	31

	5.3	Existence	31

	5.4	Maintenance of Properties	31

	5.5	Taxes	31

	5.6	Insurance	31

	5.7	Inspection	32

	5.8	Compliance with Laws	32

	5.9	Environmental	33

	5.10	Bank of America Accounts	34

	5.11	Formation of Subsidiaries	34

	5.12	Further Assurances	34

	5.13	Lender Meetings	35

	5.14	Material Contracts	35

	5.15	Location of Inventory and Equipment	36

	5.16	Compliance with ERISA and the IRC	36

	5.17	Collateral Access Agreement	36

	5.18	Chief Restructuring Officer	36

6.	NEGATIVE COVENANTS		37

	6.1	Indebtedness	37

	6.2	Liens	37

	6.3	Restrictions on Fundamental Changes	37

	6.4	Disposal of Assets	38

	6.5	Change Name	38

	6.6	Nature of Business	38

	6.7	Certain Payments of Debt and Amendments	38

	6.8	Change of Control	40

	6.9	Restricted Payments	40

	6.10	Accounting Methods	42

	6.11	Investments; Controlled Investments	43

	6.12	Transactions with Affiliates	43

	6.13	Use of Proceeds	44

	6.14	Limitation on Issuance of Equity Interests	44

	6.15	Senior Note Indenture Secured Debt Cap	44

	6.16	Specified Canadian Pension Plans	45

	6.17	Sale Leaseback Transactions	45

	6.18	Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries	45

	6.19	Limitations on Negative Pledges	45

	6.20	Employee Benefits	46

	6.21	Collateral Access Agreement	46

	6.22	New Holdco Expenses	47

7.	FINANCIAL COVENANTS		47

8.	EVENTS OF DEFAULT		47

9.	RIGHTS AND REMEDIES		51

	9.1	Rights and Remedies	51

	9.2	Remedies Cumulative	51

	9.3	Appointment of a Receiver	52

10.	WAIVERS; INDEMNIFICATION		52

	10.1	Demand; Protest; etc.	52

	10.2	The Lender Group’s Liability for Collateral	52

	10.3	Indemnification	53

11.	NOTICES		54

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		55

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		56

	13.1	Assignments and Participations	56

	13.2	Successors	60

14.	AMENDMENTS; WAIVERS		60

	14.1	Amendments and Waivers	60

	14.2	Replacement of Certain Lenders; Lender Purchase Right	62

	14.3	No Waivers; Cumulative Remedies	62

15.	AGENT; THE LENDER GROUP		63

	15.1	Appointment and Authorization of Agent	63

	15.2	Delegation of Duties; Appointment of Subagents	64

	15.3	Liability of Agent	64

	15.4	Reliance by Agent	64

	15.5	Notice of Default or Event of Default	65

	15.6	Credit Decision	65

	15.7	Costs and Expenses; Indemnification	66

	15.8	Agent in Individual Capacity	66

	15.9	Successor Agent	67

	15.10	Lender in Individual Capacity	67

	15.11	Collateral Matters	68

	15.12	Restrictions on Actions by Lenders; Sharing of Payments	69

	15.13	Agency for Perfection	70

	15.14	Payments by Agent to the Lenders	70

	15.15	Concerning the Collateral and Related Loan Documents	70

	15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	70

	15.17	Agent May File Proofs of Claim	72

	15.18	Several Obligations; No Liability	72

	15.19	Appointment for the Province of Québec	72

	15.20	Dutch Parallel Debt	73

16.	WITHHOLDING TAXES		74

	16.1	No Setoff; Payments	74

	16.2	Exemptions	75

	16.3	Reductions	77

	16.4	Refunds	77

17.	GENERAL PROVISIONS		78

	17.1	Effectiveness	78

	17.2	Section Headings	78

	17.3	Interpretation	78

	17.4	Severability of Provisions	78

	17.5	Bank Product Providers	78

v

17.6	Debtor-Creditor Relationship	79

17.7	Counterparts; Electronic Execution	79

17.8	Revival and Reinstatement of Obligations	79

17.9	Confidentiality	79

17.10	Lender Group Expenses	81

17.11	Survival	81

17.12	Patriot Act	81

17.13	Integration	81

17.14	Administrative Borrower as Agent for Borrowers	81

17.15	Currency Indemnity	82

17.16	Anti-Money Laundering Legislation	83

17.17	Quebec Interpretation	83

Page intentionally left blank

Page intentionally left blank

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into as of February 9, 2015, by and among the lenders identified on the signature pages hereof or that becomes a lender hereto from time to time in accordance with this Agreement (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), Cortland Capital Market Services LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Colt Defense LLC, a Delaware limited liability company (“Parent” or “Colt Defense”), Colt Canada Corporation, a Nova Scotia corporation (“Colt Canada”), Colt’s Manufacturing Company LLC, a Delaware limited liability company (“CMC” and together with Colt Defense and Colt Canada, each individually, a “Borrower” and collectively, “Borrowers” as hereinafter further defined), New Colt Holding Corp., a Delaware corporation (“New Colt”), Colt Finance Corp., a Delaware corporation (“Colt Finance”), Colt Defense Technical Services LLC, a Delaware limited liability company (“CDTS”) and Colt International Coöperatief U.A., a cooperative formed under Dutch law (“Dutch Holdings” and, together with New Colt, Colt Finance and CDTS, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined, and together with the Borrowers, the “Loan Parties” as hereinafter further defined).

WHEREAS, Borrowers have requested that the Lenders provide certain Loans to Borrowers to, among other things, refinance the Existing Credit Agreement (as hereinafter defined), to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby and for general working capital and corporate purposes;

WHEREAS, the Borrowers and Guarantors shall enter into an amendment or amendments to the Term Loan Documents (as hereinafter defined) to, among other things, permit the Closing Date Transactions, including the execution of this Agreement and the transactions contemplated hereby;

WHEREAS, the Term Agent, the Agent and the Loan Parties shall enter into the Intercreditor Agreement (as hereinafter defined) on the date hereof to, among other things, establish certain rights of the Term Agent and Agent with respect to the Collateral; and

WHEREAS, the Lenders have indicated their willingness to provide such financing on the terms and conditions set forth herein.

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2                               Accounting Terms.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with

GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof; provided, that, upon the adoption by Parent of IFRS as required by Parent’s independent certified public accountants or in the event of any change in GAAP after the date hereof that affects the covenants in Section 7 hereof, Administrative Borrower may by notice to Agent, or Agent may, and at the request of Required Lenders shall, by notice to Administrative Borrower require that such covenants be calculated in accordance with GAAP as in effect, and as applied by Parent and its Subsidiaries, immediately before the adoption by Parent of IFRS or the applicable change in GAAP became effective, until either the notice from the applicable party is withdrawn or such covenant is amended in a manner satisfactory to Parent, Agent and the Required Lenders.  Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Parent” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent or Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  For purposes of calculations pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases in a manner consistent with the current treatment under GAAP as in effect on the Closing Date, notwithstanding any modification or interpretive changes thereto that may occur hereafter.

1.3                               Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein and any terms used in this Agreement that are defined in the PPSA and pertaining to Collateral consisting of assets of the Canadian Loan Parties shall be construed and defined as set forth in the PPSA unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4                               Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting and shall be deemed to be followed by the phrase “, without limitation,”, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.1 or is cured if such Event of Default is capable of being cured as permitted hereunder.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations, the Secured Obligations (as defined in the Security Agreement or the Canadian Security Agreement, as the case may be) or the Guarantied Obligations (as defined in the Guaranty) shall mean the repayment in full in cash or immediately available funds (or (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations under Hedge Agreements provided by Hedge Providers) other than (i) unasserted indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are not due and payable, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid or cash collateralized.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise or Required Lenders otherwise determine, amounts expressed in US Dollars at any time when used with respect to Foreign Subsidiaries or similar matters shall be deemed to mean the US Dollar Equivalent of such amounts at such time.

1.5                               Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6                               Pro Forma and Other Calculations.

(a)                                 Notwithstanding anything to the contrary herein, financial ratios and tests, including Consolidated EBITDA, the Fixed Charge Coverage Ratio and the Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.6. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “four consecutive fiscal quarters” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended four consecutive fiscal quarters for which Agent has received or is required to have received financial statements.

(b)                                 For purposes of calculating any financial ratio or test, Specified Transactions (including, with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.6) that have been made (i) during the applicable period or (ii) if applicable as described in clause (a) above, subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable period. If, since the beginning of any applicable period, any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into Parent or any of its Subsidiaries since the beginning of such period as a result of a Specified Transaction that would have required adjustment pursuant to this Section 1.6, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.6.

(c)                                  Whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent, and shall include any adjustments that would be required to be included in a Registration Statement on Form S-1 in accordance with Article 11 of Regulation S-X promulgated under the Securities Act; provided, however, that, without the prior written consent of the Agent, no such pro forma calculations shall include any cost savings, operating expense reductions, synergies or other similar items.

(d)                                 In the event that (x) Parent or any Subsidiary of Parent incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced), or (y) Parent or any Subsidiary of Parent issues, repurchases or redeems Disqualified Equity Interests, in each case, included in the calculations of any financial ratio or test, (i) during the applicable period or (ii) subsequent to the end of the applicable period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests, in each case to the extent required, as if the same had occurred on the last day of the applicable period (except in the case of Consolidated EBITDA, the Fixed Charge Coverage Ratio and the Secured Leverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Interests will be given effect, as if the same had occurred on the first day of the applicable period). Notwithstanding the foregoing or any other provision contained in the Loan Documents, with respect to the repayment or redemption of Indebtedness with the proceeds of an Excluded Issuance, such repayment or redemption shall be disregarded for all purposes under this Agreement, including the calculation of any financial covenants or ratios until Parent has delivered the financial information required under Section 5.1 for the first full fiscal quarter of Parent ending after the fiscal quarter in which such repayment or redemption was made.

(e)                                  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of Consolidated EBITDA, the Fixed Charge Coverage Ratio or the Secured Leverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness permitted by this Agreement). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent or Subsidiary may designate.

2.                                      LOANS AND TERMS OF PAYMENT.

2.1                               [Reserved].

2.2                               Term Advances.

(a)                                 Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Commitment agrees (severally, not jointly or jointly and severally) to make a term advance (each a “Term Advance” and collectively, the “Term Advances” or the “Loans”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the aggregate Term Commitments.

(b)                                 [Reserved].

(c)                                  [Reserved].

(d)                                 Each Term Advance shall be a US Dollar Denominated Loan (which shall be a Fixed Rate Loan).

(e)                                  Term Advances prepaid or repaid hereunder may not be re-borrowed.  The outstanding principal amount of the Term Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.3                               [Reserved].

2.4                               Payments; Prepayments.

(a)                                 Payments by Borrowers.     Except as otherwise expressly provided herein, all payments by any Borrower may be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (New York time) on the date specified herein.  Any payment received by Agent later than 11:00 a.m. (New York time) may be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(b)                                 Apportionment and Application.

(i)                                     So long as no Application Event has occurred and is continuing and except as otherwise provided herein, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) entitled to such payments and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the L/C Issuer or L/C Arranger) shall be apportioned ratably among the Lenders according to their Pro Rata Share.  All payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of any Term Advances outstanding, and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law (subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e)).

(ii)                                  At any time that an Application Event has occurred and is continuing, all payments remitted to Agent in respect of the Obligations and all proceeds of Collateral received by Agent shall be applied as follows:

(A)                               first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)                               second, to pay any fees then due to Agent under the Loan Documents until paid in full,

(C)                               third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D)                               fourth, ratably, to pay any fees then due to any of the Lenders under the Loan Documents until paid in full,

(E)                                fifth, ratably, to pay interest accrued in respect of the Term Advances until paid in full,

(F)                                 sixth, ratably, (i) to Agent, for the account of Lenders, to pay the principal of all Term Advances until paid in full and (ii) to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations of Loan Parties,

(G)                               seventh, to pay any other Obligations until paid in full; and

(H)                              ninth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)                               [Reserved]

(iv)                              [Reserved]

(v)                                 In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)                              For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)                           In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

(c)                                  [Reserved].

(d)                                 Optional Prepayments.

(i)                                     [Reserved].

(ii)                                  Term Advances.  Prior to the Optional Prepayment Trigger Date, Term Advances may not be voluntarily prepaid in whole or in part by the Borrowers without the written consent of the Required Lenders.  On or after the Optional Prepayment Trigger Date, Borrowers may prepay the principal of Term Advances in accordance with Section 2.4(g) upon one (1) Business Day prior written notice to Agent; provided, that (x) each such prepayment shall be in an amount not less than $2,000,000 and (y) if, immediately prior to any such prepayment, the aggregate outstanding principal amount of Term Advances is equal to or less than $13,000,000, Borrowers may only prepay the aggregate outstanding principal amount of Term Advances (in whole).

(e)                                  Mandatory Prepayments.

(i)                                     [Reserved].

(ii)                                  Dispositions. Within 3 Business Days of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding (x) sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (e), (i), (j), (l), (m) or (n) of the definition of Permitted Dispositions) and (y) any single sale or disposition (including any casualty losses or condemnations) or series of related sales or dispositions for which the aggregate amount of Net Cash Proceeds received from such sales or dispositions or series of related sales or dispositions does not exceed $50,000), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions to the extent that the aggregate amount of Net Cash Proceeds received exceeds $2,500,000 in the aggregate during the term of this Agreement; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers’ intention to apply such Net Cash Proceeds to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets (other than current assets) useful in the business of Parent or its Subsidiaries, (C) the Net Cash Proceeds of ABL Priority Collateral (or upon payment in full of the Term Loan Debt and termination of the Term Loan Agreement, any Collateral) are held in a Deposit Account in which Agent has a perfected first-priority security interest (subject to Permitted Liens), and (D) Parent or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within one hundred and eighty (180) days after the initial receipt of such Net Cash Proceeds, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f). Nothing contained in this Section 2.4(e)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii)                               Extraordinary Receipts. Within three (3) Business Days of the date of receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv)                              Indebtedness and Equity Issuances. Within 3 Business Days of the date of incurrence or issuance by Parent or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness) or issuance of Equity Interests (other than Excluded Issuances), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence or issuance. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence or issuance otherwise prohibited by the terms of this Agreement.

(v)                                 Change of Control. Borrowers shall immediately prepay the outstanding Obligations in the event that a Change of Control shall have occurred.

(vi)                              Waivable Mandatory Prepayments. Anything contained herein to the contrary notwithstanding, in the event Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to this Section 2.4(e), not less than two (2) Business Days prior to the date (the “Required Prepayment Date”) on which Borrowers are required to make such Waivable Mandatory Prepayment, Administrative Borrower shall notify Agent in writing of the amount of such prepayment, and Agent will promptly thereafter notify Lenders of the Administrative Borrower’s request. If on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify Administrative Borrower and Agent in writing of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option) the Required Lenders have waived in writing such prepayment, then Borrowers shall not be required to make such prepayment.

(f)                                   Application of Payments.

(i)                                     [Reserved].

(ii)                                  Each prepayment pursuant to Section 2.4(e)(ii) shall, (A) in the case of Net Cash Proceeds of any sale or disposition of assets consisting of any ABL Priority Collateral, be applied, first, to the Obligations in the manner provided in Section 2.4(f)(v) and, second, to the Term Loan Debt to the extent provided in the Term Loan Documents and (B) in the case of Net Cash Proceeds of any sale or disposition of assets consisting of any Term Priority Collateral, be applied, first, to the Term Loan Debt to the extent provided in the Term Loan Documents, and, second, to the Obligations in the manner provided in Section 2.4(f)(v).

(iii)                               Each prepayment pursuant to Section 2.4(e)(iii) shall be applied (A) first, to the Obligations in the manner provided in Section 2.4(f)(v) and (B) second, to the Term Loan Debt to the extent provided in the Term Loan Documents.

(iv)                              Each prepayment pursuant to Sections 2.4(e)(iv) shall be applied, (A) first, to the Term Loan Debt to the extent provided in the Term Loan Documents, and, (B) second, to the Obligations in the manner provided in Section 2.4(f)(v).

(v)                                 Each prepayment of Obligations pursuant to Section 2.4(e)(ii), (iii) or (iv) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied ratably to the outstanding principal amount of the Term Advances, until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

(g)                                  Application of Optional Prepayments of Term Advances.  Each prepayment of Term Advances pursuant to Section 2.4(d)(ii) shall be applied to the outstanding principal amount of the Term Advances of the Lenders in accordance with their Pro Rata Share until paid in full.  Any such prepayment pursuant to Section 2.4(d)(ii) shall be accompanied by all accrued interest on the principal amounts prepaid.

2.5                               [Reserved.]

2.6                               Interest Rates:  Rates, Payments, and Calculations.

(a)                                 Interest Rates.  Except as provided in Section 2.6(c), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a rate per annum equal to the Fixed Rate.

(b)                                 Fixed Rate Loans.  All Term Advances shall only be maintained as Fixed Rate Loans, and interest shall accrue on Term Advances at a rate per annum equal to the Fixed Rate.  Interest on Fixed Rate Loans shall be payable on (i) the first Business Day of each calendar month in arrears; (ii) the date on which all or any portion of the Obligations become due and payable pursuant to the terms hereof and (iii) the Maturity Date.

(c)                                  Default Rate.  Upon the occurrence and during the continuation of an Event of Default,

(i)                                     all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall, subject to applicable law, bear interest on the Daily Balance thereof at a per annum rate equal to two percent (2%) above the Fixed Rate.

(ii)                                  [Reserved].

(d)                                 Payment.  All other interest, all fees payable hereunder or under any of the other Loan Documents, and all costs and expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first Business Day of each month at any time that Obligations are outstanding, except as otherwise provided herein.

(e)                                  Computation.  Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  Each interest rate which is calculated under this Agreement on any basis other than the actual number of days in a calendar year (the “deemed interest period”) is, for the purposes of the Interest Act (Canada), equivalent to a yearly rate calculated by dividing such interest rate by the number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

(f)                                   Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g)                                  In no event shall the aggregate “interest” (as defined in Section 347 (the “Criminal Code Section”) of the Criminal Code (Canada)), payable to any member of the Lender Group under this Agreement or any other Loan Document exceed the effective annual rate of interest lawfully permitted under the Criminal Code Section on the “credit advanced” (as defined in such section) under this Agreement or any other Loan Document.  Further, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of such “interest” is determined to be contrary to the provisions of the Criminal Code Section, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the affected Borrower and the affected member of the Lender Group and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the Criminal Code Section to result in a receipt by such member of the Lender Group of interest at a rate not in contravention of the Criminal Code Section, such adjustment to be effected, to the extent necessary, as follows:

(i)                                     firstly, by reducing the amounts or rates of interest required to be paid to that member of the Lender Group; and

(ii)                                  then, by reducing any fees, charges, expenses and other amounts required to be paid to the affected member of the Lender Group which would constitute “interest”.

(h)                                 Notwithstanding the above, and after giving effect to all such adjustments, if any member of the Lender Group shall have received an amount in excess of the maximum permitted by the Criminal Code Section, then the affected Borrower shall be entitled to obtain reimbursement from that member of the Lender Group in an amount equal to such excess. For greater certainty, to the extent that any charges, fees or expenses are held to be within such meaning of “interest”, such amounts shall be pro-rated over the period of time to which they relate or otherwise over the period from the date hereof to the date on which all of the Obligations are irrevocably repaid.

2.7                               Crediting Payments; Clearance Charge.  The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item may be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 11:00 a.m. (New York time).  If any payment item is received into Agent’s Account on a non-Business Day or after 11:00 a.m. (New York time) on a Business Day, it may be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8                               Designated Account.  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Term Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Term Advance requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9                               Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of US Borrowers (the “US Loan Account”) on which US Borrowers will be charged with all US Advances made by Agent or the Lenders to US Borrowers or for US Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents owing by US Loan Parties, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the US Loan Account will be credited with all payments received by Agent from US Borrowers or for any US Borrower’s account.  Agent shall render monthly statements regarding the US Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by

Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10                        Fees.

(a)                                 Fees.  Borrowers shall pay to Agent for the account of the applicable Person, as and when due and payable under the terms of each Fee Letter, the fees set forth in the Fee Letters.

(b)                                 L/C Fees.  Borrowers shall timely pay all L/C Fees to L/C Arranger, and L/C Arranger shall then pay L/C Issuer the portion of such payment due and owing L/C Issuer.

2.11                        Letters of Credit.

Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in writing to L/C Arranger for the issuance of a Letter of Credit in accordance herewith, the L/C Arranger shall contact an L/C Issuer to facilitate the L/C Issuer’s agreement to issue a requested Letter of Credit.  If L/C Arranger, at its option, elects to cause an L/C Issuer to issue a requested Letter of Credit, then each Borrower agrees that it will enter into arrangements relative to the reimbursement of such L/C Issuer (which may include, among, other means, by becoming an applicant with respect to such L/C Issuer or entering into undertakings which provide for reimbursements of such L/C Issuer with respect to such Letter of Credit in form and substance reasonably satisfactory to L/C Issuer; each such obligation or undertaking, irrespective of whether in writing, a “Reimbursement Undertaking”) with respect to Letters of Credit issued by such L/C Issuer.  By submitting a written request to L/C Arranger for the arrangement of the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that L/C Arranger arrange for an L/C Issuer to issue the requested Letter of Credit and to have L/C Arranger request L/C Issuer to issue a Reimbursement Undertaking with respect to such requested Letter of Credit (it being expressly acknowledged and agreed by each Loan Party and each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the L/C Arranger via telefacsimile or other electronic method of transmission no later than 5 Business Days prior to the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the L/C Arranger and L/C Issuer and shall specify (i) the amount and currency of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the proposed expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, (v) confirmation of Letter of Credit Collateralization, (vi)  all documentation and other information requested by L/C Arranger and L/C Issuer with respect to such Borrower that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), (vii) a fully executed Internal Revenue Service Form W-9 (or its equivalent) for such Borrower, and (viii) such other information (including, the conditions of drawing, and in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be reasonably requested by L/C Arranger and the applicable L/C Issuer, in relation to the preparation, amendment, renewal, or extension of such Letter of Credit.

(a)                                 In any event, each Letter of Credit shall:

(i)                  be in form and substance reasonably acceptable to the L/C Issuer,

(ii)               [reserved],

(iii)            have Letter of Credit Collateralization, which shall be deposited by Borrowers (as applicable) with the L/C Issuer in accordance with the written direction of the L/C Arranger, into an account (each an “L/C Cash Collateralization Account”) in L/C Arranger’s name for the benefit of the Borrower and under L/C Arranger’s tax identification number, and in consideration for L/C Issuer issuing each such Letter of Credit, Borrowers (to the extent of their interest in any such L/C Cash Collateralization Account) and L/C Arranger each hereby pledge, assign, transfer, deliver and grant to L/C Issuer, a continuing and unconditional first priority security interest in, and a right of set-off against, any such L/C Cash Collateralization Account, and Agent and Lenders each acknowledge and approve the granting of such security interest notwithstanding any other term or condition of this Agreement or any of the Loan Documents, and

(iv)           expire not later than the earlier of (x) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each subsequent renewal thereof) or (y) one-hundred eighty days (180) days after the date of termination of the Letter of Credit agreement entered into by and between L/C Arranger and L/C Issuer on or about the date hereof.

(b)                                 The L/C Arranger and the applicable L/C Issuer shall have no obligation to arrange or to issue, respectively, a Letter of Credit or a Reimbursement Undertaking in respect of a Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:

(i)                  A Default or Event of Default has occurred and is continuing,

(ii)               Borrowers cannot provide the applicable Letter of Credit Collateralization, or

(iii)            the sum of the Letter of Credit Usage would exceed $7,000,000.

(c)                                  As of the Closing Date all Existing Letters of Credit will be backstopped by one or more Letters of Credit issued in accordance with this Agreement.

(d)                                 If L/C Issuer makes a payment under a Letter of Credit, (i) Borrowers shall immediately pay to L/C Issuer an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, (ii) in the absence of such payment to L/C Issuer by US Borrowers, the L/C Issuer shall (without any notice to and without the consent or approval of Borrowers) immediately draw on the applicable Letter of Credit Collateralization in an amount equal to such Letter of Credit Disbursement, and in such event, the amount that can be drawn on such Letter of Credit shall be permanently reduced by the amount of such Letter of Credit Disbursement.  Upon the termination, expiration or a permanent reduction in the amount of a Letter of Credit, the Letter of Credit Collateralization then held as security for such Letter of Credit shall be returned (in whole if such Letter of Credit has expired or been terminated, and on a pro rata basis to the extent the amount of such Letter of Credit is permanently reduced) to the applicable Borrower promptly after such termination, expiration or permanent reduction in the amount of a Letter of Credit, and upon the final termination or expiration in whole of any such Letter of Credit, the security interest and lien granted to L/C Issuer under Section 2.11(a)(iii) above shall terminate at such time with regard to the applicable L/C Cash Collateralization Account.

(e)                                  Each Loan Party hereby agrees to indemnify, save, defend, and hold the Lender Group, L/C Arranger and each L/C Issuer (as applicable) harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable and documented attorneys fees and expenses of one US counsel to Agent and L/C Arranger, one US counsel to Required Lenders, one regulatory counsel to Agent and L/C Arranger and one local counsel in each appropriate jurisdiction selected by Agent and L/C Arranger (as applicable) and, if an Event of Default has occurred and is continuing, one additional counsel to the Lenders (taken as a whole), in each case for L/C Issuer, L/C Arranger and the Lender Group arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, that, no Borrower shall be obligated hereunder to indemnify L/C Arranger, any L/C Issuer or the Lender Group for any loss, cost, expense, or liability that results from the bad faith, gross negligence or willful misconduct of the L/C Arranger, any L/C Issuer, or any member of the Lender Group, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  Each Borrower agrees to be bound by the L/C Issuer’s regulations and interpretations of any Letter of Credit or by L/C Issuer’s interpretations of any Reimbursement Undertaking, and each Borrower agrees that none of the L/C Arranger, L/C Issuer, or any member of the Lender Group, shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the Reimbursement Undertakings may require L/C Arranger to indemnify the L/C Issuer for certain costs or liabilities arising out of claims by a Borrower against such L/C Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold L/C Arranger and the members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys fees and expenses of one US Counsel to Agent and L/C Arranger, one regulatory counsel to Agent and L/C Arranger and one local counsel in each appropriate jurisdiction selected by Agent and L/C Arranger, and, if an Event of Default has occurred and is continuing, one additional counsel to the Lenders (taken as a whole)), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the L/C Arranger’s indemnification of an L/C Issuer; provided, that, no Borrower shall be obligated hereunder to indemnify for any such loss, cost, expense, or liability to the extent that it is caused by the bad faith, gross negligence or willful misconduct of the L/C Issuer, L/C Arranger or any other member of the Lender Group as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. Each Borrower hereby acknowledges and agrees that none of the L/C Issuer, L/C Arranger or any member of the Lender Group, shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(f)                                   The obligation of Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of the Reimbursement Undertaking and any other agreement entered into between L/C Issuer and L/C Arranger (on behalf of Borrowers) and/or Borrowers, and under this Agreement, under all circumstances, including the following:

(i)                       any lack of validity or enforceability of such Letter of Credit, this Agreement, or another Loan Document,

(ii)                    the existence of any claim, counterclaim, setoff, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee maybe acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,

(iv)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,

(v)              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Borrowers or any of their Subsidiaries, or

(vi)           any Event of Default shall have occurred and be continuing.

(g)                                  Each Borrower hereby agrees to provide to L/C Arranger, and each Borrower hereby authorizes and directs L/C Arranger to deliver to the L/C Issuer, all instruments, documents, and other writings and property received by L/C Arranger pursuant to such Letter of Credit and to accept and rely upon the L/C Arranger’s instructions with respect to all matters arising in connection with such Letter of Credit and the related application.

(h)                                 Borrowers shall pay to the L/C Arranger all L/C Fees, and L/C Arranger shall then pay to L/C Issuer any portion of such payment of L/C Fees as may be due and owing L/C Issuer.  Each Borrower acknowledges and agrees that any and all L/C Fees shall be Lender Group Expenses for purposes of this Agreement and shall promptly upon demand, but in any event, within 3 Business Days, be reimbursed by Borrowers to Agent for the account of the L/C Issuer and L/C Arranger, as applicable.

(i)                                     If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the L/C Issuer, L/C Arranger or any member of the Lender Group, with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                       any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)               there shall be imposed on the L/C Issuer, L/C Arranger or any member of the Lender Group, any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the L/C Issuer, L/C Arranger or any member of the Lender Group, pertaining to issuing, making, participating in, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof,

(iii)            then, and in any such case, Agent or L/C Arranger may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent or L/C Arranger may specify to be necessary to compensate the L/C Issuer, L/C Arranger or any member of the Lender Group, for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Fixed Rate; provided, that, (A) no Borrower shall be required to provide any compensation pursuant to this Section 2.11(i) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(i), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.12                        [Reserved].

2.13                        Capital Requirements.

(a)                                 If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13(a) shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, (A) no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guidelines giving rise to such reductions and of such Lender’s intention to claim compensation therefore and (B) if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.  For purposes of this Section 2.13(a), the Dodd Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Supervision (of any successor or similar authority), the Bank for International Settlements and (in each case) all rules, regulations, orders, requests, guidelines or directives in connection therewith are deemed to have been enacted and become effective after the date of this Agreement.

(b)                                 If any Lender requests amounts under Section 2.13(a) (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.13(a) and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assigns its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.13(a) (without prejudice to any amounts then due to such Affected Lender under Section 2.13(a)) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13(a) may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

2.14                        Joint and Several Liability of Borrowers.

(a)                                 Each Borrower is accepting joint and several liability for the Obligations hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                                 Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)                                  If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)                                 The obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.  Further, each Borrower waives each of the following, to the fullest extent permitted by law, (1) any defence based upon (a) the lack of authority of any Borrower; (b) the unenforceability, invalidity, illegality or extinguishment of all or any part of the Obligations, or any security or other guarantee for the Obligations or any failure of the Agent or any Lender to take proper care or act in a commercially reasonable manner in respect of any security for the Obligations or any collateral subject to the security, including in respect of any disposition of the Collateral or any set-off of any of the Borrowers’ bank deposits against the Obligations; (c) any act or omission of any of the Borrowers or any other person, including the Agent, that directly or indirectly results in the discharge or release of any of the Borrowers or any other Person or any of the Obligations or any security for the Obligations; or (d) the Agent’s present or future method of dealing with any of the Borrowers or any Guarantor or any security (or any collateral subject to the security) or other guarantee for the Obligations, (2) any right (whether now or hereafter existing) to require the Agent or a Lender, as a condition to the enforcement of this Agreement (a) to accelerate the Obligations or proceed and exhaust any recourse against any of the Borrowers or any other Person; (b) to realize on any security that it holds; (c) to marshall the assets of any of the Borrowers or any of the Guarantors; or (d) to pursue any other remedy that each Borrower or Guarantor may not be able to pursue itself and that might limit or reduce such Borrower or such Guarantor’s burden, (3) presentment, demand, protest and notice of any kind including, without limitation, notices of default, (4) any claims, set-off or other rights that any Borrower or any Guarantor may have against the Agent or any of the Lenders, whether or not related to the transactions contemplated by this Agreement or any of the other Loan Documents, (5) all suretyship defences and rights of every nature otherwise available under any jurisdiction, including the benefit of discussion and of division, and (6) all other rights and defences (legal or equitable) the assertion or exercise of which would in any way diminish the liability of any of the Borrowers under this joint and several liability obligation or otherwise under this Agreement other than the payment in full of the Obligations.

(e)                                  Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Term Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any bankruptcy, insolvency, winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)                                   Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.

(g)                                  The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the

Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h)                                 Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, winding up, arrangement or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)                                     Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                               Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of each Lender and Agent of the conditions precedent set forth on Schedule 3.1.

3.2                               [Reserved.]

3.3                               [Reserved.]

3.4                               Effect of Maturity.  On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent and Loan Parties shall execute and deliver to Agent a release of Agent and Lenders in form and substance reasonably satisfactory to Agent.

4.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of delivery of each Compliance Certificate (or any other extension of credit) thereafter, as though made on and as of the date of such delivery (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1                               Due Organization and Qualification; Subsidiaries.

(a)                                 Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority has not had or could not reasonably be expected to have a Material Adverse Change, and (iv) has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)                                 Set forth on Schedule 4.1(b) are the authorized Equity Interests of each Loan Party and each direct Subsidiary of such Loan Party, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case, as of the Closing Date. Other than as described on Schedule 4.1(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or Subsidiary’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.  None of the Borrowers or any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Equity Interests or any security convertible into or exchangeable for any of its Equity Interests

(c)                                  All of the outstanding Equity Interests of each Subsidiary of a Loan Party has been validly issued and is fully paid and, except with respect to the shares of Colt Canada, non-assessable.

(d)                                 Neither Borrowers nor any of their Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Loan Party’s Equity Interests or any security convertible into or exchangeable for any such Equity Interests.

4.2                               Due Authorization; No Conflict.

(a)                                 As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)                                 As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, provincial, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, where such violation has or could reasonably be expected to have a Material Adverse Change, (ii) violate any provisions of the Governing Documents of any Loan Party or its Subsidiaries, (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries where any such conflict, breach or default has or could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (v) require any approval of any holders of Equity Interests of a Loan Party, except as set forth on Schedule 4.2, or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Change.

4.3                               Governmental Consents.  Except as set forth on Schedule 4.3, the execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date where the failure to obtain the foregoing has or could reasonably be expected to have a Material Adverse Change.

4.4                               Binding Obligations; Perfected Liens.

(a)                                 Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)                                 Agent’s Liens (held for the benefit of the Secured Parties) are validly created Liens.  Agent’s Liens (held for the benefit of the Secured Parties) will be perfected, first priority Liens, subject as to priority only to the Permitted Liens that have priority by operation of law and with respect to the Term Priority Collateral, subject to the terms of the Intercreditor Agreement, upon (i) in the case of all Collateral in which a security interests may be perfected by filing a financing statements under the Code or the PPSA, the filing of the UCC or PPSA financing statement naming such Borrower or Guarantor as “debtor” and Agent as “secured party” in the filing offices set forth opposite such Borrower’s or Guarantor’s name on Schedule 4.4(b), (ii) with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, the execution of a Control Agreement, (iii) in the case of U.S. copyrights, trademarks and patents to the extent that UCC financing statements may be insufficient to establish the rights of a secured party as to certain parties, the recording of the appropriate filings in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (iv) in the case of Canadian copyrights, trademarks and patents to the extent that PPSA financing statements may be insufficient to establish the rights of a secured party as to certain parties, the recording of the appropriate filings in the Canadian Intellectual Property Office, (v) in the case of letter-of-credit rights that are not supporting obligations (as defined in the Code), the execution by the issuer or any nominated person of an agreement granting control to Agent over such letter-of-credit rights, and (vi) in the case of electronic chattel paper, the completion of steps necessary to grant control to Agent over such electronic chattel paper.

4.5                               Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good and marketable title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets or property necessary to conduct its business or used in the ordinary course of business.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6                               Jurisdiction of Organization; Location of Chief Executive Office and Tangible Assets; Organizational Identification Number; Commercial Tort Claims.

(a)                                 The name (within the meaning of the Code or PPSA, as applicable) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b)                                 The chief executive offices of each Loan Party and each of its Subsidiaries are located at the addresses indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c)                                  Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such

Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d)                                 As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $250,000 or more in any one case or $500,000 or more in the aggregate, except as set forth on Schedule 4.6(d).

4.7                               Litigation.

(a)                                 Before and after giving effect to the Closing Date Transactions, there are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b)                                 Before and after giving effect to the Closing Date Transactions, Schedule 4.7 sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $50,000 that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.8                               Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9                               No Material Adverse Change.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any Borrower to Agent have been prepared in accordance with GAAP (except (x) in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments, (y) as set forth on Schedule 4.9 and (z) as such statements expressly relate to the Bargaining Unit Defined Benefit Plan Calculation Error) and present fairly in all material respects (except as such statements expressly relate to the Bargaining Unit Defined Benefit Plan Calculation Error), the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2012, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.

4.10                        Solvency.  (a) Based on reasonable assumptions and plans, after giving effect to the Closing Date Transactions, Parent and its Subsidiaries (taken as a whole), on a consolidated basis (after giving effect to any rights of contribution or subrogation by any Loan Party), are Solvent.

(b)                                 No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the Closing Date Transactions with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11                        Employee Benefits.

(a)                                 Except as set forth on Schedule 4.11, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan.

(b)                                 Except as set forth on Schedule 4.11, (i) Each Loan Party and each of the ERISA Affiliates has complied in all material respects with the terms of ERISA, the IRC and all other applicable laws regarding each Employee Benefit Plan, (ii) no material liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is reasonably expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan, (iii) no Loan Party nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Canadian Pension Plan, (iv) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable laws which require registration have been administered in accordance with the Income Tax Act (Canada) and such other applicable law and no event has occurred which could reasonably be expected to cause the loss of such registered status, (v) all obligations of the Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, and (vi) all contributions or premiums required to be made or paid by the Loan Parties and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.

(c)                                  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service.  To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, except as set forth on Schedule 4.11, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification.

(d)                                 Except as set forth on Schedule 4.11, no Notification Event which could reasonably be expected to result in any material liability to any Loan Party or ERISA Affiliate exists or has occurred in the past six (6) years.

4.12                        Environmental Condition.  Except as set forth on Schedule 4.12, (a) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated pursuant to any Environmental Law as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received written notice, or has knowledge, that any Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or has incurred any Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, (e) no Environmental Law regulates, or requires notification to a Governmental Authority of the Closing Date Transactions, (f) no Environmental Action is pending, or to each Loan Party’s knowledge is threatened, against a Loan Party, any predecessor in interest or any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest, (g) no Environmental Action has been asserted, or to each Loan Party’s knowledge is threatened, against a Loan Party, any predecessor in interest or any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest; and (h) there has been no Release of Hazardous Materials and there are no Hazardous Materials present in violation of Environmental Law at any properties currently, or to the knowledge of any Loan Party, formerly owned or operated by any Loan Party or any predecessor in interest, or at any disposal or treatment facility that received Hazardous Materials generated by any Loan Party or a predecessor in interest, which individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

4.13                        Intellectual Property.  Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time) is a true, correct, and complete listing of all material trademarks, copyrights and patents as to which any Loan Party is the owner; provided, that, any Borrower may amend Schedule 4.13 to add additional intellectual property so long as such amendment occurs by written notice to Agent not less than forty-five (45) days after the end of the fiscal quarter in which the applicable Loan Party or its Subsidiary acquires any such property after the Closing Date.

4.14                        Leases.  Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default beyond any applicable cure period by the applicable Loan Party or its Subsidiaries exists under any of them where such default has or could reasonably be expected to have a Material Adverse Change.

4.15                        Deposit Accounts and Securities Accounts.  Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement or the Canadian Security Agreement, as the case may be from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16                        Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry and historical information expressly related to the Bargaining Unit Defined Benefit Plan Calculation Error provided prior to February 9, 2015) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Lenders on February 2, 2015 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17                        Material Contracts.  Except as set forth on Schedule 4.11, each Material Contract is not in default due to the action or inaction of the applicable Loan Party or any of its Subsidiaries..

4.18                        Patriot Act; etc.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”), and  (c) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.19                        [Reserved].

4.20                        Payment of Taxes.  All tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all governmental assessments, fees and other charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except (a) to the extent the validity of such Taxes shall be the subject of a Permitted Protest or (b) for failures which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  No Loan Party knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.  Set forth on Schedule 4.20 is a summary list of legal, accounting and other out-of-pocket costs and expenses incurred or reimbursed by the Loan Parties on or prior to the Closing Date in connection with, related to, or arising from any evaluation or analysis related to (i) any discharge of indebtedness income arising from any exchange offer in respect of the Senior Notes and (ii) the formation of New Holdco, the merger described in Section 6.3(a)(v) and the effectuation of the contemplated structure associated therewith (such type of costs and expenses referred to herein, the “New Holdco Expenses”).

4.21                        Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Term Advances will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

4.22                        Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23                        OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.24                        Employee and Labor Matters.  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, there is (a) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries, (c) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries, or (d) any liability or obligation incurred by Parent or any of its Subsidiaries under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25                        Indebtedness.  Set forth on Schedule 4.25 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than unsecured Indebtedness outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an amount not to exceed $50,000; provided that all such Indebtedness, in the aggregate, shall not exceed $250,000) that is to remain outstanding immediately after giving effect to the Closing Date Transactions and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.26                        Use of Proceeds.  Borrowers have used the proceeds of the Term Advances consistent with the terms and conditions hereof, including in a manner consistent with Section 6.13.

4.27                        Locations of Inventory and Equipment.  The Inventory and Equipment (other than (x) vehicles, Inventory and Equipment out for repair or in-transit, (y) Inventory and Equipment owned by Persons other than Loan Parties or having an aggregate book value of less than $50,000 and (z) Inventory consigned pursuant to the DCAM Consignment described in clause (b) of the definition of Permitted Disposition) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.6(e).

4.28                        Inventory Records.  Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.29                        Common Enterprise.  Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others.  Certain Borrowers and Guarantors render services to or for the benefit of certain of the other Borrowers and/or Guarantors, as the case may be, and purchase or sell and supply goods to or from or for the benefit of certain of the others.  Certain of Borrowers and Guarantors have the same chief executive office, certain common officers and directors and generally do not provide consolidating financial statements to creditors.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party (and the entering into of joint and several obligations and the giving of any guarantee or Lien to Agent for the benefit of the Secured Parties in connection therewith) is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

4.30                        [Reserved]

4.31                        [Reserved]

4.32                        Insurance.  The Loan Parties keep their respective properties adequately insured and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 4.32 sets forth a list of all insurance maintained by the Loan Parties on the Closing Date.

4.33                        Senior Note Indenture.  All Obligations, including, without limitation, those to pay principal of and interest (including post-petition interest) on all Term Advances and fees and expenses in connection therewith, constitute Indebtedness (under and as defined in the Senior Note Indenture) that is permitted under Section 3.2(b)(1) of the Senior Note Indenture as in effect on Closing Date and under any analogous provision of any Senior Note Indenture in respect of Refinancing Indebtedness of the Senior Notes.  Parent acknowledges that Agent and the Lenders are entering into this Agreement in reliance upon this Section 4.33.  The Obligations constitute Indebtedness senior in priority to the obligations of the Borrowers under the Senior Note Indenture.

4.34                        Centre of Main Interests and Establishments.  Each Dutch Loan Party has its “centre of main interests” (as that term is used in Article 3(7) of the Council of the European Union Regulation No. 1346/2000 as Insolvency Proceeding) (the “Regulation”) in its jurisdiction of incorporation.  The Dutch Loan Parties do not have an establishment (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than The Netherlands.

4.35                        Tax Status.  No notice under Section 36 of the Tax Collection Act (Invorderingswet 1990) has been given by any Dutch Loan Party.

5.                                      AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to comply with each of the following:

5.1                               Financial Statements, Reports, Certificates.  Loan Parties shall deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein.  Parent shall (i) not change its fiscal year and (ii) maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP.

5.2                               Collateral Reporting.  Provide Agent, with copies to each Lender, each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3                               Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect (a) its existence and (b) all rights and franchises, licenses and permits material to its business where (in the case of this clause (b) the failure to do so has or could reasonably be expected to have a Material Adverse Change; provided, however, that no Loan Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person.

5.4                               Maintenance of Properties.  Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, except for ordinary wear, tear, and casualty and Permitted Dispositions (and where the failure to do so has or could reasonably be expected to have a Material Adverse Change).

5.5                               Taxes.  Cause all Taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full when due (taking into account any valid and effective extension), except (a) to the extent that the validity of such Tax shall be the subject of a Permitted Protest or (b) for failures which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.6                               Insurance.  At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering liabilities, losses or damage as customarily are insured against by other Persons engaged in the same or similar businesses.  All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located.  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance shall, promptly upon the request of Agent, be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (or 10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Borrower fails to maintain such insurance while an Event of Default exists, Agent may arrange for such insurance, but at such Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $250,000 covered by its casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent (upon the direction of the Required Lenders) shall have the sole right to file claims under any property and general liability insurance policies (and not under business interruption insurance policies) in respect of the Collateral (other than with respect to any Term Priority Collateral), to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  The Loan Parties shall give prior written notice to the Required Lenders prior to any change (outside of the ordinary course consistent with past practice) to any insurance policy listed on Schedule 4.32 related to executive risk or directors and officers insurance (including any change to coverage, amount insured or deductible).

5.7                               Inspection.  Permit the Required Lenders and each of its duly authorized representatives or agents to visit any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times (during normal business hours) and intervals as the Required Lenders may designate and, so long as no Default or Event of Default exists and is continuing, with reasonable prior notice to Administrative Borrower all at such times and intervals as the Required Lenders may request, all at Borrower’s expense, provided, that, (a) as to field examinations, (i) no more than one (1) field examination in any 12 month period shall be at the expense of Borrowers unless an Event of Default exists or has occurred and is continuing, and (ii) such other field examination as the Required Lenders may request at any time a Default or an Event of Default exists or has occurred and is continuing shall be at the expense of Borrowers or otherwise at any other times at the expense of Lenders and (b) as to appraisal, (i) unless an Event of Default exists or has occurred and is continuing no more than one (1) appraisal of each type of Collateral in any twelve (12) month period shall be at the expense of Borrowers, and (ii) such other appraisals as the Required Lenders may request at any time a Default or an Event of Default exists or has occurred and is continuing shall be at the expense of Borrowers or otherwise at any other times at the expense of Lenders.

5.8                               Compliance with Laws.  Except as set forth on Schedule 4.11, comply with the requirements of all applicable material laws, rules, regulations, and orders of any Governmental Authority in all material respects.

5.9                               Environmental.

(a)                                 Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)                                 Comply, in all material respects, with Environmental Laws,

(c)                                  Promptly notify Agent in writing (with a copy to the Lenders) of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, with applicable Environmental Law, except where the failure to do so has not had an could not reasonably be expected to have a Material Adverse Effect,

(d)                                 Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority pursuant to any Environmental Law;

(e)                                  To the extent applicable, comply with all requirements pursuant to and within the timeframes set forth in Connecticut’s Transfer Act (Conn. Gen. Stat. §22a-134, et seq.) as a result of any prior transactions and the Closing Date Transactions, including but not limited to retaining a Licensed Environmental Professional and completing all required filings, authorizations, approvals, notifications, site investigations, and remediation.  The Loan Parties shall provide Agent with copies of all material documents filed with, and material responses from, the Connecticut Department of Environmental Protection, with respect to Connecticut’s Transfer Act;

(f)                                   Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and

(g)                                  At the request of the Required Lenders or Agent (at the direction of the Required Lenders) upon the Required Lenders’ sole determination that a Release of Hazardous Materials in excess of a reportable quantity or a violation of Environmental Law may have occurred at, onto or from the Real Property, or upon an Event of Default, the Loan Parties shall provide to Agent and the Lenders, within thirty (30) calendar days after such request, at the sole expense of the Loan Parties, a Phase I Report for any of the Real Property prepared by an environmental consulting firm acceptable to the Required Lenders and, if recommended by the Phase I Report, a Phase II environmental site assessment report .  Without limiting the generality of the foregoing, if the Required Lenders determine at any time that a risk exists that any requested Phase I Report and Phase II report will not be provided within the time referred to above, Agent and/or the Required Lenders may retain an environmental consulting firm to prepare such reports at the sole expense of the Loan Parties, and the Loan Parties shall provide reasonable access to Agent and/or the Required Lenders, such firm and any agents or representatives to their respective properties to undertake such Phase I or Phase II environmental site assessment.

5.10                        Bank of America Accounts. With respect to any and all deposit or other accounts maintained with Bank of America, N.A. (the “Bank of America Accounts”), cause there to be at all times a standing instruction and direction requiring Bank of America, N.A. to transfer all amounts and funds deposited in the Bank of America Accounts on a daily basis to a deposit account subject to a Control Agreement, in each case, in a manner reasonably satisfactory to the Required Lenders.

5.11                        Formation of Subsidiaries.  At any time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct Subsidiary after the Closing Date, such Loan Party shall (a) within thirty (30) days of such formation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) cause any such new Subsidiary to provide to the Required Lenders a Guaranty and a joinder to the Security Agreement and any other applicable Loan Documents, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value of at least $200,000) as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to the Required Lenders (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that, a Guaranty or a joinder to the Security Agreement and other applicable Loan Documents, and such other documents shall not be required to be provided to Agent if the costs to the Loan Parties of providing such Guaranty, executing the Security Agreement and other Loan Documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within thirty (30) days of such formation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement or other applicable Loan Documents) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to the Required Lenders provided, that, no other pledge shall be required if the costs to the Loan Parties of providing such other pledge are unreasonably excessive (as determined by the Required Lenders in consultation with Borrowers) in relation to the benefits of Agent and Lenders of the security afforded thereby, and (c) within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation reasonably requested by the Required Lenders (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage).

5.12                        Further Assurances.  At any time upon the reasonable request of the Required Lenders execute and/or deliver to Agent and the Required Lenders any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, title insurance, deeds of trust, opinions of counsel and all other documents (the “Additional Documents”) that the Required Lenders may reasonably request in form and substance reasonably satisfactory to the Required Lenders, (i) to create, perfect, and maintain Agent’s Liens in all of the assets of Parent and its Subsidiaries (other than Excluded Property) (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), (ii) to create and perfect Liens in favor of Agent in any Real Property acquired by Parent or its Subsidiaries after the Closing Date with a fair market value in excess of $200,000, (iii) in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents and (iv) to the extent New Holdco is formed, to create and perfect Liens in favor of Agent in the Equity Interests of Parent owned by New Holdco; provided, that, no other pledge shall be required if the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the benefits afforded thereby. In furtherance and not in limitation of the foregoing, each Loan Party shall (i) within seven (7) days of the Closing Date (or such later date as agreed to in writing by the Required Lenders), deliver to the Agent and the Required Lenders a fully executed Payment Instruction Letter related to processing services provided by Banc of America Merchant Services, LLC (including countersignature thereof by Banc of America Merchant Services, LLC) and (ii) within sixty days of the date of request by the Required Lenders (or such later date as agreed to in writing by the Required Lenders), deliver any and all executed filings and other documents required under the Federal Assignment of Claims Act of 1940 so requested and cause the filing thereof.  To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Required Lenders may reasonably request from time to time (a) in connection with any merger, amalgamation, consolidation, or reorganization permitted under Section 6.3, delivery to Agent of the agreements and documentation set forth in Section 5.11 above, or (b) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties (subject to exceptions and limitations contained in the Loan Documents).

5.13                        Lender Meetings.  On a monthly basis (or less frequently as the Required Lenders shall agree), hold a meeting (by conference call or, at the request of Required Lenders, in person) with all Lenders (and any financial advisor retained by the Agent or any Lender) who choose to attend such meeting at which meeting shall be reviewed, among other things, the financial results of Parent and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent; provided, however, that following the occurrence of a Default or an Event of Default, such meetings shall be held as often as the Required Lenders shall request.  For the avoidance of doubt, any of the foregoing meetings with Lenders may be held concurrently with any lender meetings required pursuant to Section 5.13 of the Term Loan Agreement (unless otherwise requested by the Required Lenders).

5.14                        Material Contracts.  Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agent (for further delivery to the Lenders) with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

5.15                        Location of Inventory and Equipment.  Keep each Loan Parties’ Inventory and Equipment (other than (x) vehicles, Inventory and Equipment out for repair or in-transit, (y) Inventory and Equipment owned by Persons other than Loan Parties or having an aggregate book value of less than $50,000 and (z) Inventory consigned pursuant to the DCAM Consignment described in clause (b) of the definition of Permitted Disposition) ) only at the locations identified on Schedule 4.6(b) or Schedule 4.6(e); provided, that, any Borrower may amend Schedule 4.6(e) or Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days after the date on which such Inventory or Equipment is moved to such new location

5.16                        Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) except in connection with a Bargaining Unit Defined Benefit Plan Calculation Error to the extent it does not result in a Bargaining Unit Defined Benefit Plan Calculation Error Event, without the prior written consent of the Required Lenders, not take any action or fail to take action the result of which could reasonably be expected to  result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than  to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could reasonably be expected to result in a material civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the IRC, and (d) furnish to Agent upon the Required Lenders’ written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.  With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in material liability to the Loan Parties and except in connection with a Bargaining Unit Defined Benefit Plan Calculation Error to the extent it does not result in a Bargaining Unit Defined Benefit Plan Calculation Error Event, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.  In addition to and without limiting the foregoing take all actions required under Schedule 5.16 in the manner and on the time frames set forth therein.

5.17                        Collateral Access Agreement.  Collateral Access Agreement.  Use commercially reasonable efforts to obtain a Collateral Access Agreement in respect of leased property located at 1099 Shady Lane, Kissimee, Florida, in form and substance reasonably satisfactory to the Required Lenders, except as otherwise required under Section 6.21.

5.18                        Chief Restructuring Officer. Retain by no later than March 11, 2015, and thereafter keep retained at all times, a chief restructuring officer acceptable to the Required Lenders with responsibilities reasonably satisfactory to the Required Lenders; provided that at such time as Loan Parties’ financial condition materially improves and with the consent of the Required Lenders, such a chief restructuring officer shall no longer be required.  Such chief restructuring officer shall be made available to the Required Lenders from time to time upon reasonable request.

5.19                        Post-Closing Obligations.  Upon formation of New Holdco, deliver to Agent a 100% pledge of the Equity Interests in Colt Defense together with powers indorsed in blank, together with a joinder to the Security Agreement signed by New Holdco.

6.                                      NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

6.1                               Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2                               Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3                               Restrictions on Fundamental Changes.

(a)                                 Enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests except for mergers, consolidations, amalgamations and reorganizations (i) between US Loan Parties, (ii) between Canadian Loan Parties, (iii) between any Borrower and any of its Subsidiaries, provided that, in the case of this clause (iii), such Borrower is the surviving entity of such merger, amalgamation or consolidation (or, in the case of a Canadian Borrower, is the amalgamated corporation under applicable Canadian law), (iv) between Subsidiaries of Parent which are not Loan Parties, (v) between Parent and a subsidiary of a newly formed corporation (“New Holdco”), in which Parent is the survivor, following which New Holdco owns some or all of the Equity Interests of Parent and (vi) required for a Permitted Acquisition; provided, that, nothing in Sections 6.3 or 6.5 shall restrict or prohibit Colt Canada from registering as a limited company under the laws of the Province of Nova Scotia, Canada (Colt Canada currently being an unlimited company) or from continuing as a corporation under the laws of another Canadian provincial or federal jurisdiction, so long as Colt Canada otherwise complies with the provisions of Section 6.5 concerning change of corporate name, if applicable, and Section 5.12.

(b)                                 Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrowers) or any of Borrowers’ wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) are subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving.

(c)                                  Suspend or terminate all or a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4.

(d)                                 [reserved].

(e)                                  Notwithstanding the foregoing, Section 6.5 or any other provision of the Loan Documents to the contrary, Parent shall not change its legal form to a C corporation or otherwise change its classification to that of a corporation for federal income tax purposes (such changes, a “Conversion”); provided, however, that Parent may consummate a Conversion so long as: (x) Parent determines in good faith that such action is in the best interests of Parent and its Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that Parent will remain a Borrower hereunder and will take such steps as Required Lenders reasonably request to ensure the continued validity of the security interests granted by Parent under the Loan Documents and the continued priority thereof) and (y) the Required Lenders have provided their prior written consent to such Conversion.

6.4                               Disposal of Assets.  Convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any assets or Equity Interests of Parent or its Subsidiaries, except for Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.11.

6.5                               Change Name.  Change the name, organizational identification number, jurisdiction of organization or organizational identity of any Loan Party; provided, that, any Loan Party may change its name so long as such Loan Party gives 30 days prior written notice to Agent of such change.

6.6                               Nature of Business.  Make any change in the nature of its or their business as presently conducted or acquire any properties or assets that are not reasonably related to the conduct on the Closing Date of such business activities; provided, that, the foregoing shall not be construed to prohibit Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.7                               Certain Payments of Debt and Amendments.

(a)                                 Make any payment, prepayment, redemption, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of any of its Indebtedness other than the Indebtedness hereunder or under the other Loan Documents (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or otherwise set aside or deposit or invest any sums for such purpose, except that:

(i)                                     Loan Parties (A) may make regularly scheduled payments of principal and interest in respect of Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness and other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms thereof, and (B) may make regularly scheduled payments of principal and interest in respect of Indebtedness permitted under clause (w) of the definition of Permitted Indebtedness and other mandatory payments as and when due in respect of such Indebtedness in accordance with the terms of the Term Loan Documents in effect as of the Term Loan Closing Date;

(ii)                                  Borrowers and Guarantors may make payments in respect of Indebtedness permitted under clauses (b), (c), (g), (p) or (w) of the definition of Permitted Indebtedness, in each case with proceeds of Refinancing Indebtedness as permitted in the definition of the term Permitted Indebtedness;

(iii)                               all Loan Parties may make optional prepayments and redemptions of Indebtedness solely with the proceeds of the issuance and sale of Qualified Equity Interests of Parent that constitutes an Excluded Issuance (as described in clause (d) of the definition thereof); provided, that, as of the date of any such prepayment or redemption, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

(iv)                              Borrowers and Guarantors may make optional prepayments and redemptions of Indebtedness not otherwise expressly provided for in this Section 6.7 (other than Indebtedness owed to Specified Loan Parties unless agreed to in writing by the Required Lenders) in an aggregate amount not exceeding $2,500,000 during the term of this Agreement; provided, that, immediately before and after giving effect to any such payment, (x) the Secured Leverage Ratio is less than 1.00:1.00 and (y) no Default or Event of Default shall exist or have occurred and be continuing;

(v)                                 Parent and its Subsidiaries may make optional prepayments of Permitted Intercompany Advances to the extent permitted by the Intercompany Subordination Agreement; provided, that, (x) so long as on and as of the date of any such prepayment, and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing and (y) unless agreed to in writing by the Required Lenders, optional prepayments by a Loan Party of Permitted Intercompany Advances owing to a Specified Loan Party shall not exceed $500,000 in aggregate principal amount during the term of this Agreement;

(vi)                              as to payments in respect of any other Permitted Indebtedness not subject to the provisions above in this Section 6.7, Borrowers and Guarantors may make payments of regularly scheduled principal and interest or other mandatory prepayments as and when due in respect of such Indebtedness in accordance with the terms thereof (and in the case of Indebtedness that has been contractually subordinated in right of payment to the Obligations or subject to an intercreditor agreement with Agent solely to the extent such payment is permitted at such time under the subordination and/or intercreditor terms and conditions set forth therein or applicable thereto); and

(vii)                           the Loan Parties may make any payment, prepayment, redemption, retirement, retirement, defeasance, purchase or sinking fund payment or other acquisition for value of Indebtedness evidenced by the Senior Note Indenture (each of the foregoing, a “Buyback”) so long as the following conditions are met and the Agent shall have received (at least two (2) Business Days prior to committing to any such Buyback) a certificate of the chief financial officer of Parent certifying that the following conditions have been met: (x) the purchase price is at a discount to the face value of the Senior Notes; and (y) (a) no Default or Event of Default shall have occurred and be continuing immediately prior to or following such

Buyback, (b) pro forma for such Buyback, the aggregate cash interest expense of the Loan Parties has been reduced, and (c) immediately following such Buyback, the amount of Unrestricted Cash as shown on the Borrower’s consolidated balance sheet prepared in accordance with GAAP that is deposited in accounts located in the United States will be at least $10,000,000 (any such Buybacks meeting these conditions, “Permitted Senior Note Discounted Buybacks”);

(b)                                 Borrowers shall not, and shall not permit any of their Subsidiaries, directly or indirectly, to amend, modify, or change (or permit the amendment, modification or other change in any manner of) any of the terms or provisions of:

(i)                                     any agreements, documents or instruments in respect of any Subordinated Debt or any agreements related to the Indebtedness permitted under clause (p) of the definition of Permitted Indebtedness, except (A) to the extent permitted under any intercreditor or subordination agreement applicable thereto or (B) after prior written notice to Agent, any amendment, modification or other change to the terms thereof to make the terms thereof less restrictive or burdensome to Parent or its Subsidiaries;

(ii)                                  the certificate of incorporation, memorandum and articles of association, certificate of formation, limited liability agreement, limited partnership agreement or other organizational documents of any Loan Party, except for amendments, modifications or other changes that do not adversely affect the rights and privileges of any Borrower, or its Subsidiaries in any material respect and do not adversely affect in any material respect the ability of a Loan Party to borrow hereunder or to amend, modify, renew or supplement the terms of this Agreement or any of the other Loan Documents, or otherwise adversely affect the interests of Agent or Lenders in any material respect;

(iii)                               any of the Specified Equipment Lease Documents in a manner which increases, or could reasonably be expected to increase, the aggregate unpaid amount of obligations owing by Parent under the Specified Equipment Lease Documents (whether by entering into additional lease schedules or otherwise); provided, that, Parent shall promptly deliver to Agent copies of any amendment, modification or other change to any of the Specified Equipment Lease Documents;

(iv)                              the Term Loan Documents, except in accordance with the terms of the Intercreditor Agreement;

(v)                                 [reserved]; and

(vi)                              the Management Agreement, the Consulting Agreement or any other agreement listed on Schedule 6.12(d) except with the prior written consent of the Required Lenders.

6.8                               Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9                               Restricted Payments.  Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           Parent and each Subsidiary may declare and make dividend payments or other distributions payable in the Equity Interests of such Person (other than Disqualified Equity Interests);

(b)           any Subsidiary of Parent may make Restricted Payments described in Section 6.12(e) or (f);

(c)           any Subsidiary of Parent may pay or make distributions to Parent that are used to make substantially contemporaneous payments to, and Parent may make payments to, repurchase or redeem Equity Interests and options to purchase Equity Interests of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Parent pursuant to any management equity subscription agreement, employee agreement or stock option agreement or other agreement with such officer, director or employee or former officer, director or employee; provided, that, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate cash consideration paid for all such payments, repurchases or redemptions shall not in any fiscal year of Parent exceed $250,000;

(d)           Parent may repurchase its Equity Interests to the extent such repurchase is deemed to occur upon (i) the non-cash exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of such options and (ii) the withholding of a portion of such Equity Interests to pay taxes associated therewith, and the purchase of fractional shares of Equity Interests of Parent or any Subsidiary arising out of stock dividends, splits or combinations or business combinations;

(e)           for each taxable year ending after the Closing Date with respect to which Parent is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, Parent may make distributions, advances or other payments to each owner of its Equity Interests, in an amount equal to the product of (i) the portion of Parent’s “taxable income” (as modified below) allocable to such member for such year and (ii) the highest combined marginal federal, state and/or local income tax rate (including the tax on net investment income under Section 1411 of the IRC and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such owner for such year; provided, that, for purposes of this clause (e), Parent’s “taxable income” for any year shall be computed (A) (i) with respect to any taxable year (or portion thereof) through and including Parent’s fiscal quarter ending September 28, 2014, without any deduction for any interest expense for such year attributable to any indebtedness of Parent used to finance distributions (as determined in accordance with Treasury Regulation Section 1.163-8T) or any indebtedness treated as having refinanced any such indebtedness, and (ii) without reduction for any other interest expense incurred by Parent; provided that, in the case of each of clause (i) and (ii), such interest expense is not treated as deductible for federal income tax purposes by each holder of Equity Interests issued by Parent against the income of the taxable year in question; provided that, for the avoidance of doubt, such interest will be taken into account in any subsequent year or years in which such interest is deductible by such holders, (B) with respect to any taxable year, whether ended prior to or after the Closing Date, by including any increases to taxable income for such year as a result of any tax examination, audit or other adjustment, (C) with a reduction for any cumulative net taxable loss with respect to all prior taxable years ending after the date hereof (determined as if all such taxable years were one taxable period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted by the owners against the income of the taxable year in question (but taking into account, for the avoidance of doubt (i) solely with respect to a direct owner of a majority of the outstanding membership interests in Parent, any limitations on deductibility arising under Section 382 of the IRC or state law equivalent and (ii)  any other provisions of state income tax law that uniformly limit the deductibility of losses by holders of a majority in interest of the outstanding membership interests in Parent)); provided that if the current taxable year of Parent terminates prior to March 1, 2015 as a result of a transaction described in Section 6.3(e) or a transfer of Parent Equity Interests to a corporation, any taxable loss for such taxable year shall not be taken into account for purposes of this clause (C), (D) without taking into account any discharge of indebtedness income (within the meaning of Section 108 of the IRC) arising from any exchange offer consummated in respect of the Senior Notes outstanding on the date hereof, (E) without taking into account any reduction in the tax basis of the direct or indirect assets of Parent under Section 108 of the IRC (for example, for purposes of calculating depreciation deductions or taxable gain from a sale of an asset), (F) without taking into account any adjustments in basis resulting from an election pursuant to Section 754 of the IRC, and (G) for the avoidance of doubt, without taking into account any taxable income recognized by any such owner of Parent’s Equity Interests under Section 357(c) of the IRC upon a change in Parent described in Section 6.3(e) of this Agreement;

(f)            Parent may make distributions to fund New Holdco Expenses; provided, however, that such distributions made after the Closing Date for New Holdco Expenses that are not incurred by Colt Defense shall not be in an aggregate amount in excess of $200,000;

(g)           to the extent New Holdco has been formed and owns a majority of the Equity Interests in Parent, Parent may make distributions to New Holdco to fund any accounting or tax-related expenses and corporate maintenance expenses (such as filing fees) incurred in the ordinary course; provided, that, it is understood and agreed by the Loan Parties that such distributions shall in no event be permitted hereunder or made if such expenses are with respect to tax planning, New Holdco Expenses, sales taxes or income taxes;

(h)           to the extent New Holdco has been formed and owns a majority of the Equity Interests in Parent, Parent may make distributions to fund ordinary course reimbursement of reasonable and customary out-of-pocket expenses paid to and indemnities provided on behalf of, the directors of New Holdco; and

(i)            any Subsidiary of Parent may pay dividends or other distributions to a Loan Party (including, without limitation, distributions to a Loan Party upon the reduction of capital (by whatsoever name called, including paid in capital, paid up capital or stated capital) of such Subsidiary).

6.10        Accounting Methods.  Modify or change its fiscal year of Parent or its method of accounting (other than as may be required to conform to GAAP or as permitted under Section 1.2).

6.11        Investments; Controlled Investments.

(a)           Directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for Permitted Investments.

6.12        Transactions with Affiliates.  Directly or indirectly, enter into or permit to exist any transaction with any Affiliate (including without limitation; any transaction to purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliates of Parent or any of its Subsidiaries), except for:

(a)           any employment or compensation arrangement or agreement, employee benefit plan or arrangement, officer or director indemnification agreement or any similar arrangement or other compensation arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments, issuance of securities or awards pursuant thereto, and including the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors in each case approved by the Board of Directors of such Parent or such Subsidiary; provided, that, such transactions are not otherwise prohibited by this Agreement;

(b)           transactions exclusively between the Loan Parties; provided, that, such transactions are not otherwise prohibited by this Agreement;

(c)           transactions permitted under Section 6.3, or 6.9 hereof;

(d)           any agreement as in effect as of the Closing Date and listed on Schedule 6.12(d), as each such agreement may be amended, modified, supplemented, extended or renewed from time to time with the prior written consent of the Required Lenders;

(e)           (x) fees payable by Parent to Sciens Management LLC and Sciens Institutional Services LLC and (y) the reimbursement by Parent of Sciens Management LLC and Sciens Institutional Services LLC of reasonable and customary out-of-pocket expenses of Sciens Management LLC and Sciens Institutional Services LLC incurred in the ordinary course of business in connection with the businesses of Parent and its Subsidiaries, solely to the extent required by terms of the Management Agreement and the Consulting Agreement, in an aggregate amount in respect of subclause (x) not to exceed $1,000,000 in the aggregate in any fiscal year of Parent and in respect of subclause (y) not to exceed $75,000 in the aggregate in any fiscal year of Parent; provided, that, as of the date of any such payment and after giving effect thereto, no Default or Event of Default, in each case, pursuant to Section 8.1, shall exist or have occurred and be continuing.

(f)            the payment of reasonable and customary (i) fees and reasonable out-of-pocket expenses paid to and (ii) indemnities provided on behalf of, the directors of Parent or any Subsidiary;

(g)           transactions with customers, clients, suppliers, joint venture partners (other than joint ventures with Sponsor or any of its Affiliates), or purchasers of, or sellers of goods or services to, a Loan Party, in each case, that are Affiliates of the Loan Parties; provided, that (i) any such transaction is made in the ordinary course of business of the Loan Parties and is in compliance with the terms of this Agreement and (ii) any such transaction is on terms that are no less favorable to Parent or the relevant Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by Parent or such Subsidiary with an unrelated person; and

(h)           any transaction or series of related transactions involving aggregate payments or the transfer of assets or provisions or services (other than any transactions with Sciens Capital Management), in each case, solely to the extent that (i) the value of any single such transaction (or series of related transactions) does not exceed $50,000 in the aggregate, (ii) the value of all such transactions does not exceed $500,000 in the aggregate during the term of this Agreement following the Term Loan Closing Date, (iii) any such transaction is made pursuant to the reasonable requirements of Parent’s or such Subsidiary’s business (as the case may be) and (iv) any such transaction is upon fair and reasonable terms no less favorable to Parent or such Subsidiary than Parent or such Subsidiary would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.13        Use of Proceeds.  Use the proceeds of any loan made hereunder for any purpose other than (a) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Agreement, (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (c) otherwise, consistent with the terms and conditions hereof, for their lawful and permitted purposes in connection with working capital and general corporate purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve).

6.14        Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests of Parent and the issuances or sales of Equity Interests by a Loan Party to another Loan Party, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.15        Senior Note Indenture Secured Debt Cap.

(a)           Incur or suffer to exist any Indebtedness (under and as defined in the Senior Note Indenture) pursuant to Section 3.2(b)(1) of the Senior Note Indenture other than (i) Indebtedness under this Agreement and the other Loan Documents and (ii) Indebtedness under the Term Loan Agreement and the other Term Loan Documents and any Refinancing Indebtedness in respect of such Indebtedness.

(b)           Permit the amount of the Senior Note Indenture Secured Debt Cap at any time to be less than the sum of the aggregate outstanding principal amount of the loans under the Term Loan Agreement, plus $33,000,000.

6.16        Specified Canadian Pension Plans.  (i) Maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or (ii) acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.

6.17        Sale Leaseback Transactions.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, except for any sale and leaseback transaction, so long as the aggregate amount of all sale and leaseback transactions shall not exceed $1,000,000 in any fiscal year of Parent.

6.18        Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (a) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (b) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (c) to make loans or advances to any Loan Party or any of its Subsidiaries or (d) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (a) through (d) of this Section 6.18 shall prohibit or restrict compliance with:

(i)            this Agreement and the other Loan Documents;

(ii)           the Term Loan Agreement and the other Term Loan Documents;

(iii)          the Senior Note Indenture;

(iv)          any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(v)           in the case of clause (d), customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset; or

(vi)          in the case of clause (d), any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.

6.19        Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents, (b) the Term Loan Agreement and the other Term Loan Documents, (c) the Senior Note Indenture and any related security documents, (d) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.1 of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (e) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder and (f) customary provisions in leases restricting the assignment or sublet thereof.  Notwithstanding the foregoing, the limitations set forth in this Section 6.19 shall not be any more restrictive than permitted pursuant to Section 6.19 of the Term Loan Agreement and Sections 3.4 and 3.6 of the Senior Note Indenture to the extent then in effect.

6.20        Employee Benefits.

(a)           Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any material liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)           Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Pension Plan, agreement relating thereto or applicable law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to result in a Material Adverse Change.

(c)           Permit to occur, or allow any ERISA Affiliate to permit to occur, any failure to satisfy the minimum funding standards under section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $1,000,000 with respect to all Pension Plans in the aggregate.

(d)           Except as could not reasonably be expected to have a material liability, acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension Plan or (ii) any Multiemployer Plan.

(e)           Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.11.

(f)            Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Pension Plan under the IRC.

6.21        Collateral Access Agreement.  Permit any assets with a fair market value in excess of $20,000 (excluding, for the avoidance of doubt, capitalized leasehold improvements) to be held or located at that certain leased property located at 1099 Shady Lane, Kissimee, Florida, unless a Collateral Access Agreement in form and substance reasonably satisfactory to the Required Lenders has been executed and delivered to Agent prior to such movement of assets.

6.22        New Holdco Expenses.  After the Closing Date, incur or pay any New Holdco Expenses unless the Board of Directors of such Loan Party has approved the incurrence and payment of such New Holdco Expenses.  At the request of the Required Lenders from time to time, the Loan Parties shall provide a summary list of New Holdco Expenses incurred by the Loan Parties after the Closing Date.

6.23        Cash in Deposit Accounts.  Permit any cash to be held in any account other than a Deposit Account (or, to the extent permitted under the Security Agreement, the Excluded Accounts (as defined in the Security Agreement)) subject to a Control Agreement in favor of the Agent.

7.                                      FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until payment in full of the Obligations:

(a)           Minimum Consolidated Collateral Amount.  The Consolidated Collateral Amount of the Loan Parties shall at all times be no less than the Consolidated Collateral Threshold Amount.

(b)           Minimum Consolidated Inventory Amount.  The Consolidated Inventory Amount of the Loan Parties shall at all times be no less than the Inventory Threshold Amount.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1          If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations (excluding Bank Product Obligations) consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (excluding Bank Product Obligations but including any portion thereof (other than Bank Product Obligations) that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations (excluding Bank Product Obligations);

8.2          If any Loan Party or any of its Subsidiaries:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower or other Loan Party is not in good standing in its jurisdiction of organization), or 5.7 (solely if any Borrower or other Loan Party refuses to allow Agent, the Required Lenders or their respective representatives or agents to visit such Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Loan Party’s affairs, finances, and accounts with officers and employees of such Borrower), of this Agreement, (ii) Sections 6.1 through 6.19 of this

Agreement, (iii) Section 7 of this Agreement, (iv) Section 6 of the Security Agreement, or (v) Section 6 of the Canadian Security Agreement; or

(b)           fails to perform or observe any covenant or other agreement contained in Section 5.6, 5.10 or 5.16 of this Agreement, and such failure continues for a period of 3 Business Days (in each case of Sections 5.6, 5.10 and 5.16) or 10 Business Days (in the case of Section 5.15) after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of any Loan Party or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent; and

(c)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to a Responsible Officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

8.3          If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $2,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4          If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5          If (1) an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein or (2) any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, whether voluntary or involuntary, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any Receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any Receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for thirty (30) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for thirty (30) calendar days, or an order for relief is entered in any such proceeding; or any Loan Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditor’s committee has been appointed for the business of any Loan Party under any Debtor Relief Laws or otherwise; or shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt under any Debtor Relief Laws or otherwise, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors under any Debtor Relief Laws or otherwise, or shall fail to pay its debts generally as such debts become due in the ordinary course of business; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or if an order shall be entered approving any petition for reorganization of a Loan Party or any under any Debtor Relief Laws or otherwise and such order shall not have been reversed or dismissed within thirty (30) calendar days; or any Loan Party commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada);

8.6          If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Parent Borrowers and its Subsidiaries, taken as a whole;

8.7          If there is (a) a default in respect of one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $2,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in respect of one or more Material Contracts, or (c) a default in respect of or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $2,000,000 or more;

8.8          If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9          If the obligation of any Guarantor under the Guaranty ceases to be in full force and effect;

8.10        If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on Collateral having an aggregate book value in excess of $2,000,000, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;

8.11        The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.12        If any Loan Party ceases to have the right to use, or the Loan Parties are not in possession and control of, a material amount of the Specified Government Property;

8.13        If, after August 15, 2017, the stated maturity date of more than $25.0 million aggregate principal amount of the Senior Notes, at any time, fails to be at least 91 days following the Maturity Date;

8.14        (a) The occurrence of any damage to, or loss, theft or destruction of, any Collateral having an aggregate book value in excess of $500,000 (exclusive of any damage to Collateral covered by insurance pursuant to which the insurer has not denied coverage) if (i) the proceeds of such insurance are not received by the Loan Parties within 120 days of such occurrence and (ii) such Collateral is not repaired and/or replaced within 150 days of such occurrence or (b) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of material revenue producing activities of the Loan Parties, taken as a whole;

8.15        The loss, suspension or revocation of, or failure to renew, any material license or permit now held or hereafter acquired by any Loan Parties;

8.16        (a) The indictment (or an indictment threatened in writing) of any Loan Party (or any executive officer thereof acting in such capacity as an executive officer and not in his or her personal capacity) under any criminal statute, or (b) commencement of, or commencement threatened in writing of, criminal or civil proceedings against any Loan Party (or any executive officer thereof acting in such capacity as an executive officer and not in his or her personal capacity), solely to the extent that pursuant to such indictment, statute or proceedings, the penalties or remedies sought or available in connection therewith include forfeiture to any Governmental Authority of any material portion of the property of the Loan Parties, taken as a whole;

8.17        An event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries;

8.18        A Dutch Loan Party gives notice under Section 36(2) of the 1990 Tax Collection Act (Invorderingswet 1990); or

8.19        (a) The occurrence of an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, which could reasonably be expected to result in liability in excess of $2,500,000; (b) the imposition of any liability in excess of $2,500,000 under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of its ERISA Affiliates, (c) the occurrence of a nonexempt prohibited transaction under Section 406 or 407 of ERISA for which any Loan Party may be directly or indirectly liable and which is reasonably expected to result in a liability to any Loan Party in excess of $1,000,000, (d)  receipt from the Internal Revenue Service of notice of the failure of any Employee Benefit Plan to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Employee Plan to fail to qualify for exemption from taxation under Section 501(a) of the IRC, (e) the imposition of any lien on any of the rights, properties or assets of any Loan Party or any of its ERISA Affiliates, in either case pursuant to Title IV of ERISA, and which lien secures a liability in excess of $1,000,000 or (f) the occurrence of a Bargaining Unit Defined Benefit Plan Calculation Error; provided that any of the foregoing (other than with respect to clauses (a) and (c)) that occurs in connection with a Bargaining Unit Defined Benefit Plan Calculation Error shall not constitute a Default or Event of Default hereunder or under any of the other Loan Documents unless it is a Bargaining Unit Defined Benefit Plan Calculation Error Event.

9.                                      RIGHTS AND REMEDIES.

9.1          Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the written instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower; and

(b)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

9.2          Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, the PPSA, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.3          Appointment of a Receiver.  Upon the occurrence and during the continuance of an Event of Default, Agent shall (upon direction from Required Lenders) seek the appointment of a Receiver under the laws of Canada or any province thereof to take possession of all or any portion of the Collateral of any Loan Party or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing.  Any such Receiver shall, to the extent permitted by law, so far as concerns responsibility for his/her acts, be deemed to be an agent of such Loan Party and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, or his/her servants or employees, absent the gross negligence, bad faith or willful misconduct of the Agent or the Lenders as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of any Loan Party, to preserve Collateral of such Loan Party or its value, to carry on or concur in carrying on all or any part of the business of such Loan Party and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of such Loan Party.  To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including a Loan Party, enter upon, use and occupy all premises owned or occupied by a Loan Party wherein Collateral of such Loan Party may be situated, maintain Collateral of a Loan Party upon such premises, borrow money on a secured or unsecured basis and use Collateral of a Loan Party directly in carrying on such Loan Party’s business or as security for loans or advances to enable the Receiver to carry on such Loan Party’s business or otherwise, as such Receiver shall, in its discretion, determine.  Except as may be otherwise directed by Agent (upon direction from Required Lenders) all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent.  Every such Receiver may, in the discretion of Required Lenders, be vested with all or any of the rights and powers of Agent and the Lenders.  Agent shall (upon direction from Required Lenders) either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

10.                               WAIVERS; INDEMNIFICATION.

10.1        Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

10.2        The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers, other than any such loss or damage resulting from the gross negligence, willful misconduct or bad faith of the Agent or any member of the Lender Group, as determined by final non-appealable order of a court of competent jurisdiction.

10.3        Indemnification.  Borrowers and other Loan Parties shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys (limited to one US counsel to Agent-Related Persons and one US counsel to Lender-Related Persons, one Canadian counsel to Agent-Related Persons and one Canadian counsel to Lender-Related Persons, one Dutch counsel to Agent-Related Persons and one Dutch counsel to Lender-Related Persons and any local or regulatory counsel to Agent-Related Persons and Lender-Related Persons reasonably selected by Agent, one additional counsel for the Lenders (taken as a whole) if an Event of Default has occurred and is continuing and, if the interests of any Agent-Related Person or Lender-Related Person are distinctly and disproportionately affected, one additional counsel for such affected Person), experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (promptly upon demand of Agent but in any event not later than 5 days of demand therefor by Agent irrespective of (1) the provisions of Section 17.10 hereof and (2) whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than the Lenders on the Closing Date) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent (in its capacity as such) on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any Environmental Liabilities, Environmental Action or Remedial Action, including any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”);provided, that, the Indemnified Liabilities shall not include any Taxes or any costs attributable to Taxes, which shall be governed by Section 16.  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction determines by a final non-appealable order to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Loan Parties with respect thereto.

11.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Loan Parties or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Loan Parties:	Colt Defense LLC
547 New Park Avenue
West Hartford, CT 06110
Attn: John Coghlin
Fax No. (860) 244-1442

with copies to:	O’Melveny & Myers LLP
7 Times Square
New York, New York 10036
Attn: Sung Pak, Esq.
Fax No.: (212) 326-2061

If to Agent:	Cortland Capital Market Services LLC
225 W. Washington Street, Suite 2100
Chicago, Illinois 60606
Attn: Ryan Morick and Legal Department
Fax No. (312) 376-0751
Email: ryan.morick@cortlandglobal.com;
legal@cortlandglobal.com

with copies to:	Holland & Knight LLP
131 S. Dearborn Street, 30th Floor
Chicago, Illinois 60603
Attn: Joshua M. Spencer
Fax No. (312) 578-6666
Email: Joshua.spencer@hklaw.com

and

with copies to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attn: Brett Lawrence
Fax No.: (212) 806-6006

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           SUBJECT TO THE LAST SENTENCE OF THIS SECTION (D) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

13.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1        Assignments and Participations.

(a)           Any Lender may at any time assign to one or more Eligible Transferees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Obligations at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)            The principal outstanding balance of the Obligations of the assigning Lender subject to such assignment shall be not less than $1,000,000, unless the Agent otherwise consents, except that such minimum amount shall not apply to (A) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender or an Related Fund or (B) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or (C) in the case of an assignment of the entire remaining amount of the Obligations at the time owing to it;

(ii)           Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii)          No consent shall be required for any assignment except:

(A)          The consent of the Administrative Borrower shall be required, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no consent of Administrative Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, a Related Fund or, if Default or an Event of Default has occurred and is continuing.

(iv)          The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing fee of $3,500; provided, that Agent may, in its discretion, elect to reduce or waive such processing fee in the case of any assignment (and shall waive such fee if the assignment is from a Lender to an Affiliate of such Lender), and the assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire in a form reasonably satisfactory to Agent.

(v)           No such assignment shall be made to (A) a Loan Party or an Affiliate of a Loan Party, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or one of its Subsidiaries, (C) a natural Person or (D) any Disqualified Lender.

(vi)          Borrowers and Agent may continue to deal solely and directly with a Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (B) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with this Section 13.1(a) and the satisfaction of the other conditions herein.

(b)           From and after the date that Agent has recorded the assignment in the Register and Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Loan Parties, the Collections of Loan Parties, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)            In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)           Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Advances (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”).  A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(i)            In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)            Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2        Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.                               AMENDMENTS; WAIVERS.

14.1        Amendments and Waivers.

(a)           No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)            [reserved],

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)          reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z)

that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)          amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)           amend, modify, or eliminate Section 15.11,

(vi)          release Agent’s Lien in and to any of the Collateral, except as permitted by Section 15.11,

(vii)         amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(viii)        contractually subordinate any of Agent’s Liens, except as permitted by Section 15.11,

(ix)          release any Borrower or any Material Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Material Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, except in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents,

(x)           amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(f), or

(xi)          amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee.

(b)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders.

(c)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to L/C Arranger and L/C Issuer, or any other rights or duties of L/C Arranger and L/C Issuer under this Agreement or the other Loan Documents, without the written consent of L/C Arranger, Agent, Borrowers, and the Required Lenders,

(d)           [Reserved].

(e)           Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii).

14.2        Replacement of Certain Lenders; Lender Purchase Right.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof).  If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Term Advances.

14.3        No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Loan

Party of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.                               AGENT; THE LENDER GROUP.

15.1        Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Cortland Capital Market Services LLC as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Term Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the

Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses, at the expense of the Loan Parties, as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2        Delegation of Duties; Appointment of Subagents.  (a) Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 15 shall apply to any such sub-agent and to any of the Affiliates of Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby and by the Loan Documents.

15.3        Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.

15.4        Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5        Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6        Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7        Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses, at the expense of the Lender Group, to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that, no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s bad faith, gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make any Term Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8        Agent in Individual Capacity.  Cortland Capital Market Services LLC (“Cortland”) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Cortland were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge)

that, pursuant to such activities, Cortland or its Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.

15.9        Successor Agent.  Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers).  If at the time that Agent’s resignation is effective, it is acting as the L/C Arranger, such resignation shall also operate to effectuate its resignation as the L/C Arranger, and it shall automatically be relieved of any further obligation to arrange for the issuance of Letters of Credit and to cause the L/C Issuer to issue Letters of Credit.  If Agent is not the L/C Arranger, the L/C Arranger shall have the same resignation rights as described and set forth in this Section 15.9 and the terms of this Section shall also apply to L/C Arranger for such purpose.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10      Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11      Collateral Matters.

(a)           The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its discretion, to release, or subordinate, any Lien on any of the Collateral (i) upon satisfaction of all of the Obligations, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Loan Party certifies to Agent that the sale or disposition is made in compliance with Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $2,500,000, and to the extent Agent may release its Lien on any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Loan Documents, including any intercreditor agreement, or (vi) constituting property leased to a Loan Party under a lease that has expired or is terminated, or (vii) subject to Section 14.1, the Canadian Security Agreement and the Security Agreement, if the release is approved, authorized or ratified in writing by the Required Lenders.  Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release or subordination of any Collateral or termination of security interests in any Collateral.  Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release or subordinate any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that, (1) Agent shall not be required to execute any document necessary to evidence such release or subordination on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of any Borrower in respect of) all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)           The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (A) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code or other bankruptcy laws, including under Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code or the PPSA, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

(c)           Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by a Loan Party or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12      Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13      Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code or in accordance with the PPSA or the Securities Transfer Act of any applicable jurisdictions in Canada can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14      Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15      Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement, the Intercreditor Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16      Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

(a)           By becoming a party to this Agreement, each Lender:

(i)            is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Required Lenders, and Agent shall so furnish each Lender with such Reports,

(ii)           expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(iii)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,

(iv)          agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(v)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(b)           In addition to the foregoing: (i) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or any Subsidiary of Parent to Agent that has not been contemporaneously provided by Parent or its Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17      Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations and all other Obligations (other than obligations under Bank Products to which Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, Receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent.

(b)           Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

15.18      Several Obligations; No Liability.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.19      Appointment for the Province of Québec.  Without prejudice to Section 15.1 above, each member of the Lender Group hereby appoints Agent as the person holding the power of attorney (fondé pouvoir) of the Lender Group as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Borrowers or Guarantors granting a hypothec pursuant to the laws of the Province of Québec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed.  All of the Lender Group hereby additionally appoints Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group (a) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or Guarantor pursuant to the laws of the Province of Québec and creating a pledge of the Bond as security for the payment and performance of, inter alia, the Obligations.  In this respect, (i) Agent as agent, mandatary, custodian and depositary for and on behalf of the Lender Group, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the members of the Lender Group for and on behalf of whom the Bond is so held from time to time, and (ii) each of the members of the Lender Group will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets. Agent, in such aforesaid capacities shall (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent with respect to the property or assets charged under the Deed of Hypothec and Pledge, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Group, the Borrowers or the Guarantors.  The execution prior to the date hereof by Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the laws of the Province of Québec (Canada) is hereby ratified and confirmed.  The constitution of Agent as the Person holding the power of attorney (fondé de pouvoir), and of Agent, as agent, mandatary, custodian and depositary with respect to any bond that may be issued and pledged from time to time to Agent for the benefit of the Lender Group, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any of the Lender Group’s rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance Agreement or other agreement pursuant to which it becomes such assignee or participant, and by each successor Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Agent hereunder.

15.20      Dutch Parallel Debt.

In this Section:

Corresponding Debt means any amount which each of Dutch Holdings, Colt Defense Technical Services LLC and each Borrower owes to the Lenders and the Agent (or any of them) under or in connection with each or any of the Loan Documents due and payable but unpaid.

Parallel Debt means any amount which each of Dutch Holdings, Colt Defense Technical Services LLC and each Borrower owes to the Agent under this Section 15.20.

(a)           Each of Dutch Holdings, Colt Defense Technical Services LLC and each Borrower irrevocably and unconditionally undertakes to pay to the Agent amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b)           The Parallel Debt of each of Dutch Holdings, Colt Defense Technical Services LLC and each Borrower:

(i)            shall become due and payable at the same time as its Corresponding Debt;

(ii)           is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)           For purposes of this Clause, the Agent:

(i)            is the independent and separate creditor of each Parallel Debt;

(ii)           acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)          shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)           The Parallel Debt of each of Dutch Holdings, Colt Defense Technical Services LLC and each Borrower shall be (a) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (b) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of each of Dutch Holdings, Colt Defense Technical Services LLC and each Borrower shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of each of Dutch Holdings, Colt Defense Technical Services LLC and each Borrower shall never exceed its Corresponding Debt.

(e)           All amounts received or recovered by the Agent in connection with this Section 15.20, to the extent permitted by applicable law, shall be applied in accordance with Section 5 (Application of proceeds).

(f)            This Section 15.20 applies for the purpose of determining the secured obligations in the Security Documents governed by Dutch law.

16.          WITHHOLDING TAXES.

16.1        No Setoff; Payments.  All payments made by any Loan Party under any Loan Document will be made without setoff, counterclaim or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes unless deduction or withholding of any Taxes is required under applicable law.

If any deduction or withholding of any Indemnified Tax is required by law, the applicable Loan Party shall pay such additional amounts as may be necessary so that, after such required deduction or withholding of Indemnified Tax (including any Indemnified Tax on the additional amounts payable under this Section 16.1), the amount payable to the affected Agent or Lender (as applicable) is equal to same amount that would have been so payable had no such deduction or withholding of Indemnified Tax been required; provided, however, that Loan Parties shall not be required to pay any additional amounts under this Section 16.1 to the extent that the obligation to pay such additional amounts results from Agent’s or such Lender’s own bad faith, willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Loan Parties will furnish to Agent as promptly as possible after the date the payment by Loan Parties of any Tax in respect of any payment made by any Loan Party under any Loan Document is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Loan Parties or other evidence reasonably satisfactory to Agent.  Loan Parties agree to pay any present or future stamp, value added or documentary taxes or any other similar excise or property taxes, charges, or levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2        Exemptions.

(a)           If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Administrative Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under the Loan Documents:

(i)            if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments);

(ii)           if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E;

(iii)          if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)          if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)           a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)           Each Lender or Participant shall provide new forms (or successor forms) upon the expiration, invalidity or obsolescence of any previously delivered forms and shall promptly notify Administrative Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)           If a Lender or Participant claims an exemption from, or reduction of, withholding or backup withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and the Administrative Borrower to deliver to Administrative Borrower and Agent in writing (or, in the case of a Participant, to the Lender granting the participation only), before receiving its first payment under the Loan Documents (and/or thereafter from time to time if reasonably requested by the Agent or Administrative Borrower), any such form or other information as may be required under the laws of such jurisdiction (including any administrative policy or practice of such jurisdiction) as a condition to exemption from, or reduction of, withholding or backup withholding tax, but only if such Lender or such Participant is legally able to deliver such forms and if in such Lender’s or Participant’s judgment the completion, execution or submission of such forms would not subject such Lender or Participant to any material unreimbursed cost or expense and would not materially prejudice the legal or commercial position of such Lender.  Each Lender and each Participant shall provide new forms (or successor forms) or information upon the expiration, invalidity or obsolescence of any previously delivered forms or information and to promptly notify Administrative Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)           If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Administrative Borrower and Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation or information provided pursuant to Section 16.2(a), 16.2(b) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee shall provide new documentation or information, pursuant to Section 16.2(a), 16.2(b) or 16.2(c), if applicable.  Each Loan Party agrees that each Participant shall be entitled to the benefits of this Section 16 (subject to the limitations set forth in Section 13.1(e) and Section 14.2 as if the Participant were a Lender) with respect to its participation in any portion of the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3        Reductions.

(a)           If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may deduct or withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation or information required by Section 16.2(a), 16.2(b) or 16.2(c) are not delivered by a Lender or Participant to the applicable Loan Party or Agent (or, in the case of a Participant, to the Lender granting the participation), then the applicable Loan Party or Agent (or, in the case of a Participant, the Lender granting the participation), as applicable, shall deduct or withhold amounts required to be withheld by applicable laws from any payment to such Lender or such Participant not providing such forms or other documentation or information at the applicable statutory rate.

(b)           If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly deduct or withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form or information was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4        Refunds.  If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the bad faith, willful misconduct or gross negligence of Agent or such Lender hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other confidential information which it in good faith deems confidential) to any Borrower or any other Person.

17.          GENERAL PROVISIONS.

17.1        Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Loan Party, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2        Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3        Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5        Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, as a result of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; provided, that, the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in proceeds of the Collateral as more fully set forth herein. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6        Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7        Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8        Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code (or under any bankruptcy or insolvency laws of Canada, including the BIA, the CCAA and the Winding-Up and Restructuring Act (Canada) or the Netherlands) relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9        Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under clause (iii) or (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under clause (iii) or (iv) shall be limited to the portion of the Confidential Information as may be required by such regulatory authority, statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement; provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent (upon the direction of the Required Lenders) may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and may otherwise use the name, logos, and other insignia of Borrowers and Loan Parties in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

17.10      Lender Group Expenses.  Borrowers agree to pay any and all Lender Group Expenses promptly upon demand therefor by Agent.  Borrowers agree that their respective obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations and the termination of this Agreement.

17.11      Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and the arrangement or issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the L/C Arranger, the L/C Issuer or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding.

17.12      Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual  background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of such Borrower.

17.13      Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14      Administrative Borrower as Agent for Borrowers.  Each Borrower hereby irrevocably appoints and constitutes Parent (“Administrative Borrower”) as its agent and attorney-in-fact to request and receive Loans pursuant to this Agreement and the other Loan Documents from Agent, L/C Arranger, L/C Issuer or any Lender in the name or on behalf of such Borrower.  Agent, L/C Arranger, L/C Issuer and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(a)           Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 17.14.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(b)           Each Borrower and Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent, and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(c)           Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(d)           No resignation or termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Administrative Borrower resigns under this Agreement, Borrowers shall be entitled to appoint a successor Administrative Borrower (which shall be a Borrower).  Upon the acceptance of its appointment as successor Administrative Borrower hereunder, such successor Administrative Borrower shall succeed to all the rights, powers and duties of the retiring Administrative Borrower and the term “Administrative Borrower” shall mean such successor Administrative Borrower and the retiring or terminated Administrative Borrower’s appointment, powers and duties as Administrative Borrower shall be terminated.

17.15      Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Loan Documents, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Loan Documents in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the exchange rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given.  In the event that there is a change in the rate of exchange rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers will, on the date of receipt by Agent, pay such additional amounts, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Loan Documents in the Currency Due.  If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, Borrowers and Guarantors shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency.  If the amount of the Judgment Currency which Agent is able to purchase is greater than the amount of the Judgment Currency original due it, Agent agrees, so long as no Event of Default has occurred and is continuing, to return the amount of any excess to Borrowers (or to any other Person who may be entitled thereto under applicable law).  The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Loan Documents or under any judgment or order.

17.16      Anti-Money Laundering Legislation.

(a)           Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby.  Administrative Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)           If Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Agent:

(i)            shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii)           shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)           Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

17.17      Quebec Interpretation.  For all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the Code or PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include solidary, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COLT DEFENSE LLC

By:	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and Chief Executive Officer

COLT FINANCE CORP.

By::	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and Chief Executive Officer

NEW COLT HOLDING CORP.

By::	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and Chief Executive Officer

COLT’S MANUFACTURING COMPANY LLC

By::	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and Chief Executive Officer

COLT DEFENSE TECHNICAL SERVICES LLC

By::	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and Chief Executive Officer

COLT CANADA CORPORATION

By::	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and Chief Executive Officer

COLT INTERNATIONAL COÖPERATIEF U.A.

By::	/s/ Dennis Veilleux
	Name:	Dennis Veilleux
	Title:	President and Chief Executive Officer

CORTLAND CAPITAL MARKET SERVICES LLC, as Agent

By:	/s/ Jessica J. Mead
	Name:	Jessica J. Mead
	Title:	General Counsel

MARBLEGATE SPECIAL OPPORTUNITIES MASTER FUND, L.P., as a Lender

By: Marblegate Asset Management, LLC, its investment manager

/s/ Andrew Milgram
Name:	Andrew Milgram
Title:	Authorized Signatory

P MARBLEGATE LTD., as a Lender

By: Marblegate Asset Management, LLC, its investment advisor

/s/ Paul Arrouet
Name:	Paul Arrouet
Title:	Authorized Signatory

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“ABL Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Parent or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, amalgamation or otherwise) by a Person or its Subsidiaries of at least a majority of the Equity Interests of any other Person having ordinary voting power for the election of directors or other members of the governing body of such other Person.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of July 12, 2013, by and among Parent, Acquisition Sub, New Colt, Donald E. Zilkha and Edward L. Koch III as stockholder representatives with respect to the Merger.

“Acquisition Sub” means New Colt Acquisition Corp., a Delaware corporation, which merged on July 12, 2013 with and into New Colt with New Colt as the surviving entity.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests of such Person, by contract, or otherwise; provided, however, that, for purposes of Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests of such Person having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each current and former (within the five-year period prior to the

Term Loan Closing Date) officer and/or director (or comparable manager) of a Loan Party or Sponsor shall be deemed to be an Affiliate of such a Loan Party, (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person and (d) any Person that is a current or former (within the five-year period prior to the Term Loan Closing Date) partner, member or principal (or any employee acting in any such capacity) of any Loan Party or a consultant (other than any consultants, financial advisors and/or other third party service providers of nationally recognized standing) of Sponsor shall be deemed to be an Affiliate of a Loan Party.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

 “Agent Fee Letter” means the fee letter, dated as of the Closing Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent designated in writing by Agent from time to time.

“Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached, as may be amended, restated, supplemented or otherwise modified from time to time.

“AML Legislation” has the meaning specified in Section 17.15 of the Agreement.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries; provided, however, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is (Cortland, any Lender party hereto on the Closing Date or their respective Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Agreement within 10 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to Parent or its Subsidiaries.

“Bank Product Provider” means any party to a Bank Product Agreement that is a Lender or Affiliate of a Lender at the time such Bank Product Agreement is entered into; provided, that, (i) no such Person (other than (other than Cortland, any Lender party hereto on the Closing Date or their respective Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Parent or its Subsidiaries and (ii) if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Administrative Borrower, and Agent.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bargaining Unit Defined Benefit Plan Calculation Error” has the meaning specified therefor in Schedule 4.11 to the Agreement.

“Bargaining Unit Defined Benefit Plan Calculation Error Event” means any event or series of events related to or arising from the Bargaining Unit Defined Benefit Plan Calculation Error which individually or in the aggregate for all such events results or may reasonably be expected to result in liabilities of any Pension Plan or of Parent, its Subsidiaries or ERISA Affiliates of more than $5,000,000 as determined prior to taking into account any assets or other liabilities of such Pension Plan.

“BIA” means the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c. B-3, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrowers” means, collectively, US Borrowers and Canadian Borrowers.

“Borrowing” means a borrowing consisting of Term Advances made on the same day by the Lenders (or Agent on behalf thereof).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, or the Province of Ontario.

“Canadian Borrowers” means (a) Colt Canada Corporation, a Nova Scotia corporation and (b) any other person that after the Closing Date becomes a Canadian borrower under the Agreement, and “Canadian Borrower” means any one of them.

“Canadian Collateral” means Collateral consisting of assets or interests in assets of Canadian Loan Parties, and the proceeds thereof.

“Canadian Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable federal or provincial corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Canadian Loan Parties” means, individually and collectively, Colt Canada and any other Loan Party organized under the laws of Canada or any province or territory thereof.

“Canadian Mortgage” means any Mortgage taken in respect of real property located in Canada.

“Canadian Pension Plan” means any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or any Guarantor in respect of any Person’s employment in Canada with such Borrower or such Guarantor.

“Canadian Security Agreement” means the security agreement, dated as of the date hereof, in form and substance reasonably satisfactory to Required Lenders, executed and delivered by Canadian Loan Parties to Agent.

“Canadian Security Documents” means the Canadian Security Agreement, the Canadian Guarantee, each Canadian Mortgage and any other Loan Document that grants, or purports to grant, a Lien on any Canadian Collateral.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above; provided, that, in the case of any Foreign Subsidiary, “Cash Equivalents” of such Foreign Subsidiary shall also include direct obligations of the sovereign country (or any agency thereof which is backed by the full faith and credit of such sovereign country) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such foreign country (or any agency thereof); provided, further, in the case of any Foreign Subsidiary that is not a Loan Party, “Cash Equivalents” of such Foreign Subsidiary shall also include securities and other investments held by such Foreign Subsidiary in the ordinary course of business which are substantially similar to the assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c.C-36, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

“CDTS” has the meaning specified in the Preamble to the Agreement.

“CFC” means a controlled foreign corporation within the meaning of Section 956 of the IRC; provided, that, for the avoidance of doubt neither Dutch Holdings nor Colt Canada is a CFC.

“Change of Control” means:

(a)           prior to the first public offering of common stock of Parent, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13 d-3 and 13 d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Equity Interests of Parent then outstanding, whether as a result of the issuance of securities of Parent, any merger, consolidation, winding up, liquidation or dissolution of Parent, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (a) and clause (b) below, the Permitted Holders shall be deemed to beneficially own any the Equity Interests holding voting power of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as (x) the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Equity Interests of the parent entity) or (y) no “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), beneficially owns, directly or indirectly, a larger percentage of the voting power of the Equity Interests of the parent entity than the Permitted Holders;

(b)           on the date of or after the first public offering of common stock of Parent, (A) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13 d-3 and 13 d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Equity Interests of Parent or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(c)           the Continuing Directors shall cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

(d)           except as otherwise expressly permitted herein, Parent shall cease to be the direct or indirect holder and owner of one hundred (100%) percent of the Equity Interests of the other Loan Parties; or

(e)           a “Change of Control” under (and as defined in) the Senior Note Indenture or the Term Loan Agreement.

“Closing Date” means February 9, 2015.

“Closing Date Transactions” shall mean, collectively, the transactions contemplated by the Loan Documents and the Term Loan Documents, as amended, in connection with each of the foregoing.

“CMC” means Colt’s Manufacturing Company LLC, a Delaware limited liability company.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted or purported to be granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, freight forwarder, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to the Required Lenders.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated Collateral Amount” means, as to any Person and its Subsidiaries, at any time of determination, an amount equal to (without duplication): (a) all Unrestricted Cash plus (b) the face amount of all Accounts plus and (c) the net book value of all Inventory, in each case, as shown on such Person’s consolidated balance sheet in accordance with GAAP as delivered to Agent (for further delivery to Lenders).

“Consolidated Collateral Threshold Amount” means, at any time of determination, the amount set forth in the table below opposite the applicable Maximum Loan Amount at such time of determination:

Maximum Loan Amount	Consolidated Collateral Threshold Amount
Greater than $23,000,000	$60,000,000
Less than or equal to $23,000,000 and greater than $21,000,000	$55,000,000
Less than or equal to $21,000,000 and greater than $19,000,000	$50,000,000
Less than or equal to $19,000,000 and greater than $17,000,000	$46,000,000
Less than or equal to $17,000,000 and greater than $15,000,000	$41,000,000
Less than or equal to $15,000,000 and greater than $13,000,000	$36,000,000
$13,000,000 or less	$31,000,000

“Consolidated EBITDA” shall mean, as to any Person and its Subsidiaries, for any period, the amount equal to (without duplication): (a) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus (b) as to such Person and its Subsidiaries, each of the following (in each case to the extent deducted in the calculation of Consolidated Net Income for such period in accordance with GAAP): (i) the Interest Expense for such period, (ii) all Taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period, including any Permitted Tax Distributions, (iii) depreciation and amortization (including, but not limited to, imputed interest and deferred compensation) for such period, all in accordance with GAAP, (iv) extraordinary, unusual or non-recurring charges, expenses or losses that are incurred outside the ordinary course of business, other than contract start-up costs and losses and other non-cash charges, expenses or losses; provided, however, in the case of the Loan Parties, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (iv) shall not exceed $1,000,000, (v) other non-cash charges, expenses or losses, (vi) costs and expenses in connection with this Transaction in an aggregate amount not exceeding $2,500,000, (vii) any non-recurring costs and expenses in connection with the Closing Date Transactions and (viii) any non-recurring costs and expenses in connection with any exchange offers (whether or not any such transaction is successful or consummated) related to the Senior Notes.

“Consolidated Inventory Amount” means, as to any Person and its Subsidiaries, at any time of determination, an amount equal to the net book value of all Inventory, as shown on such Person’s consolidated balance sheet in accordance with GAAP as delivered to Agent (for further delivery to Lenders).

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that, (a) except to the extent included pursuant to the foregoing clause and except to the extent necessary to reflect Consolidated Net Income on a pro forma basis as provided herein, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated or amalgamated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or by any of its Subsidiaries shall be excluded; (b) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded, other than any distribution or dividend actually received in cash by such Person or its Subsidiaries, (c) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded, (d) any impairment charges or asset writeoffs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded, (e) any after tax effect of income (loss) from early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments or any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk shall be excluded, (f) any extraordinary non-cash gain or loss shall be excluded, (g) an amount equal to the Permitted Tax Distributions in respect of such period shall be included as though such amounts had been paid as income taxes directly by such Person for such period, and (h) the cumulative effect of a change in accounting principles shall be excluded. For the purpose of this definition, net income excludes any gain together with any related Taxes for such gain realized upon the sale or other disposition of any assets outside of the ordinary course of business or of any Equity Interests of such Person or a Subsidiary of such Person..

“Consulting Agreement” means the Consulting Services Agreement, dated as of July 12, 2013, by and between Parent and Sciens Institutional Services LLC, as amended, restated,

modified or supplemented from time to time in accordance with the terms hereof, pursuant to which Parent engaged Sciens Institutional Services LLC to provide certain consulting services.

“Continuing Director” means (a) any member of the Board of Directors of Parent who was a director (or comparable manager) on the Closing Date, after giving effect to the execution and delivery of this Agreement and the other transactions contemplated hereby to occur on such date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Security Agreement or the Canadian Security Agreement, as the case may be.

“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement or the Canadian Security Agreement, as the case may be.

“Covered Claims” shall have the meaning given to such term in the Litigation Management Agreement, dated as of July 12, 2013, by and among, Parent, New Colt, Colt’s Manufacturing, and each of the Stockholder Representatives (as defined therein) signatory thereto, as in effect on the Closing Date.

“Currency Due” has the meaning specified in Section 17.15 of this Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, Canadian Insolvency Laws, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement, (b) notified Administrative Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a Receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a Receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.  If at any time there is only one Lender, then no Lender shall be deemed a “Defaulting Lender” (irrespective of otherwise qualifying as a “Defaulting Lender” pursuant to the immediately preceding sentence).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” means the bank specified in Schedule D-1.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests); or

(c)           is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interest and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is 91 days after the Maturity Date; provided, that, an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full in cash of all of the Obligations.

“Disqualified Lender” means any of the Persons listed on Schedule E-1 and any other Persons identified from time to time in writing to the Agent to the extent reasonably acceptable to Required Lenders.

“Dollars” or “$” means lawful currency of United States of America.

“Dutch Holdings” means Colt International Coöperatief U.A., a cooperative (coöperatie) incorporated under Dutch law, registered with the trade register of the Chambers of Commerce in the Netherlands under number 56651317.

“Dutch Loan Party” and “Dutch Loan Parties” means, individually and collectively, Dutch Holdings and any other Loan Party organized under the laws of the Netherlands.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or Canada or any state or province thereof, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country; provided, that such bank is acting through a branch or agency located in the United States or Canada, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided that for the avoidance of doubt no Disqualified Lender shall be an Eligible Transferee.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Employee Litigation Escrow Fund” shall have the meaning given to such term in the Escrow Agreement, dated as of July 12, 2013, by and among Parent, the Stockholder Representatives (as defined therein) signatory thereto and Bank of America, as escrow agent, as in effect on the Closing Date.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, investigation, judicial or administrative proceeding, judgment, or other written communication from any Governmental Authority, or any third party alleging violations by Parent or its Subsidiaries of, or liabilities of Parent or its Subsidiaries under, Environmental Laws, including those relating to releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent, any Subsidiary of Parent or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent, any Subsidiary of Parent or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to protection of the environment, or human health or safety (to the extent relating to exposure to Hazardous Materials), including without limitation, those relating to the generation, storage, treatment or disposal of Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or general partnership, limited partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.  Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC.  ERISA Affiliate shall include any Subsidiary of any Loan Party.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Credit Agreement” means the Credit Agreement, dated as of September 29, 2011, by and among Borrowers, Guarantors, the lenders party thereto, and Wells Fargo Capital Finance, LLC, as agent, as amended, restated, supplemented or otherwise modified.

“Excluded Issuance” means (a) the issuance of Qualified Equity Interests of Parent to directors, officers and employees of Parent and its Subsidiaries pursuant to  employee stock option plans (or other employee incentive plans or other compensation arrangements)  approved by the Board of Directors of Parent and permitted under this Agreement), (b) in the  event that Parent or any of its Subsidiaries forms any Subsidiary in accordance with the terms  hereof, the issuance by such Subsidiary of Qualified Equity Interests to Parent or such  Subsidiary, as applicable, (c) the issuance of Qualified Equity Interests of Parent in order to finance (i) the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition or an Investment permitted under clause (w)(ii) of the definition of Permitted Investments, (ii) Capital Expenditures permitted under this Agreement, and/or (iii) so long as no Default or Event of Default  shall have occurred and be continuing, for working capital purposes of Parent and its Subsidiaries (other than for the prepayment of Indebtedness permitted under Section 6.7(a)(iii)), (d) the issuance of Qualified Equity Interests of Parent in order to fund the prepayment of Indebtedness permitted under Section 6.7(a)(iii) and (e) the issuance of Qualified Equity Interests by a Subsidiary of Parent to its  parent or member in connection with the contribution by such parent or member to such Subsidiary of  the proceeds of an issuance described in clauses (a) through (e) above, but solely to the extent that (i) in the case of clauses (a) through (e) above, prior to the issuance of any such Qualified Equity Interests, Administrative Borrower has provided   Agent with written notice of Borrowers’ intention to apply the proceeds of such Qualified Equity Interests in accordance with clause (a), (b), (c), (d) or (e) above, and (ii) in the case of clauses (c)(i), (c)(ii) and (d) above, the use of the proceeds of such issuance or sale of Qualified Equity Interests occurs substantially contemporaneously with the issuance or sale of such Qualified Equity Interests.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement outstanding on the Closing Date as listed on Schedule E-2 hereto.

“Excluded Property” has the meaning specified in the Security Agreement or the Canadian Security Agreement, as the case may be.

“Extraordinary Receipts” means any payments in cash received by Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (b) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, (c) foreign, federal, state or local tax refunds, (d) pension plan reversions, and (e) any purchase price adjustment received in connection with any purchase agreement, including the Acquisition Agreement, in each case, after deducting therefrom, to the extent applicable, taxes paid or payable to any taxing authorities (or tax distributions made to members or shareholders) by Parent or such Subsidiary in connection with such event, in each case (other than with respect to tax distributions), to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Fee Letters” mean the Agent Fee Letter and the Lender Fee Letter.

“Fixed Charge Coverage Ratio” means, for any Person and its Subsidiaries with respect to any date of determination, the ratio of (a) the amount equal to (1) Consolidated EBITDA of such Person and its Subsidiaries on a consolidated basis, as of the end of a fiscal quarter for the immediately preceding period of four (4) consecutive fiscal quarters for which Agent has received financial statements, less (2) Capital Expenditures of such Person and its Subsidiaries during such period to the extent not financed by a third party, less (3) any Permitted Tax Distributions; to (b) Fixed Charges of such Person and its Subsidiaries for such period.

“Fixed Charges” means, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Interest Expense paid in cash during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money, and regularly scheduled (as determined at the beginning of the respective period) payments related to Indebtedness with respect to Capital Leases (and without duplicating in items (a) and (b) of this definition, the cash interest component with respect to Indebtedness under Capital Leases) and, in each case, to the extent there is an equivalent reduction in the commitments thereunder in the case of any term credit facility, plus (c) all taxes paid or tax distributions made to members or shareholders (other than Permitted Tax Distributions) by such Person and its Subsidiaries in cash during such period, plus (d) all Restricted Payments (other than Permitted Tax Distributions) made by such Person and its Subsidiaries during such period pursuant to the Agreement.

“Fixed Rate” means a rate per annum equal to 10%.

“Fixed Rate Loan” means each portion of the Term Advances that bears interest at the Fixed Rate.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC Section 7701(a)(30).

“Foreign Subsidiary” means a direct or indirect Subsidiary of a Loan Party organized or incorporated under the laws of a jurisdiction other than a State of the United States of America, the United States of America or the District of Columbia.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, that, all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, provincial, territorial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court,

tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means (a) Colt Finance Corp., a Delaware corporation, (b) Colt Defense Technical Services, LLC, a Delaware limited liability company, (c) New Colt Holding Corp., a Delaware corporation, (d) Colt International Coöperatief U.A., a cooperative formed under Dutch law, (e) Colt Canada, a Nova Scotia company, and (g) any other Person that becomes a guarantor under the Agreement after the Closing Date; and “Guarantor” means any one of them.

“Guaranty” means each guaranty executed by any Guarantor in favor of Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Required Lenders.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means (a) any commodities futures contract, commodity swap, commodity option or similar agreement or arrangement entered into by any Loan Party designed to protect such Loan Party against fluctuations in the price of commodities actually used in the ordinary course of business of such Loan Party, (b) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Loan Party against fluctuations in interest rates, and (c) any foreign currency exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar agreement or arrangement designed to protect a Loan Party against fluctuations in currency exchange rates.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means any party to a Hedge Agreement that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into; provided, however, that no such Person (other than Cortland, any Lender party hereto on the Closing Date or their respective Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with

Parent or its Subsidiaries; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above; provided, that, any earn-out obligation of a Person shall not constitute Indebtedness until such obligation constitutes a liability on the balance sheet of such Person.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means any Taxes now or hereafter imposed by any Governmental Authority with respect to any payments by any Loan Party under any Loan Document; provided, however, that Indemnified Taxes shall exclude (i) any Tax imposed on the net income of Agent, any Lender or any Participant (including any branch profits Taxes) and any franchise or similar Taxes in lieu thereof, in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which Agent, such Lender or such Participant is organized or in which Agent’s, such Lender’s or such Participant’s principal office or applicable lending office is located or as a result of any other present or former connection between Agent, such Lender or such Participant and the jurisdiction (or political subdivision or taxing authority thereof)

imposing the Tax (other than any such connection arising solely from Agent, such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) Taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2(a), (b) or (c) of the Agreement, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Indemnified Taxes shall include any such amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding Tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), (iv) any Canadian federal withholding Taxes imposed on amounts payable to Agent, any Lender or any Participant under the Income Tax Act (Canada), as amended, because the Agent, such Lender or such Participant is not dealing at arm’s length with the applicable Loan Party for purposes of the Income Tax Act (Canada), as amended, (v) any Canadian federal withholding taxes imposed on amounts payable to any Agent, Lender or Participant under the Income Tax Act (Canada), as amended, as a result of any Agent, Lender or Participant being or not dealing at arm’s length with a “specified shareholder” of the applicable Loan Party within the meaning of subsection 18(5) of the Income Tax Act (Canada) as amended, and (vi) any United States federal withholding Taxes imposed as a result of Agent’s, any Lender’s or any Participant’s failure or inability to comply with the requirements of Sections 1471 through 1474 of the IRC or any regulations promulgated thereunder to establish an exemption from withholding Tax thereunder.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code the CCAA, the WURA or the BIA or under any other provincial, territorial state or federal bankruptcy or insolvency law or any bankruptcy or insolvency law of any other applicable jurisdiction, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, including any proceeding under . applicable Canadian federal or provincial corporate law seeking an arrangement or compromise of some or all of the debts of a Person or a stay of proceedings to enforce some or all claims of creditors against a Person.

“Intellectual Property” means all domestic and foreign rights, title and interest in the following:  (i) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations and applications therefor, including without limitation divisions, continuations, continuations-in-part, reexaminations, reissues and renewal applications; (ii) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (iii) trademarks, service marks, trade names, trade dress, brand names, Internet domain names, logos, symbols, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewal of the same; (iv) confidential and proprietary information, trade secrets and know-how, including, without limitation, TDPs, formulae, processes, compounds, drawings, designs, industrial designs, blueprints, surveys, reports, manuals, operating standards and customer lists; (v) software and contract rights relating to computer software programs, in whatever form created or maintained;

and (vi) all other intellectual property rights or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing throughout the world, including, without limitation, rights to recover for past, present and future violations thereof and any and all products and proceeds of the foregoing.

“Intercompany Subordination Agreement” means an intercompany subordinated note executed and delivered by the Loan Parties and the other parties thereto, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and between Agent and Term Loan Agent, as acknowledged and agreed to by Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Interest Expense”  means, for any period, as to any Person, as determined in accordance with GAAP, the amount equal to total interest expense of such Person and its Subsidiaries on a consolidated basis for such period, whether paid or accrued (including the interest component of any Capital Lease for such period), and in any event, including, without limitation, (a) discounts in connection with the sale of any Accounts, (b) bank fees, commissions, discounts and other fees and charges in each case owed with respect to letters of credit, banker’s acceptances or similar instruments or any factoring, securitization or similar arrangements, (c) interest payable by addition to principal or in the form of property other than cash and any other interest expense not payable in cash, and (d) the costs or fees for such period associated with Hedge Agreements to the extent not otherwise included in such total interest expense provided, that, for purposes of the determination of Consolidated EBITDA, Interest Expense shall include, to the extent treated as interest in accordance with GAAP, all non-cash amounts in connection with borrowed money (including paid-in-kind interest).

“IFRS” means the International Financial Reporting Standards.

“Inventory” means inventory (as such term is defined in the Code).

“Inventory Threshold Amount” means, at any time of determination, the amount set forth in the table below opposite the applicable Maximum Loan Amount at such time of determination:

Maximum Loan Amount	Inventory Threshold Amount
Greater than $23,000,000	$45,000,000
Less than or equal to $23,000,000 and greater than $21,000,000	$41,250,000
Less than or equal to $21,000,000 and greater than $19,000,000	$37,500,000
Less than or equal to $19,000,000 and greater than $17,000,000	$34,500,000
Less than or equal to $17,000,000 and greater than $15,000,000	$30,750,000
Less than or equal to $15,000,000 and greater than $13,000,000	$27,000,000
$13,000,000 or less	$23,250,000

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IP Reporting Certificate” means an IP reporting certificate substantially in the form of Exhibit I-1 executed and delivered by the Loan Parties to Agent.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Judgment Currency” has the meaning specified in Section 17.15 of the Agreement.

“L/C Arranger” means Agent, together with its successors and assigns serving in the capacity of L/C Arranger hereunder.

“L/C Cash Collateralization Account” has the meaning specified in Section 2.11(a)(iii) of the Agreement.

“L/C Fees” means all fees to be paid by Borrowers to the L/C Arranger and/or the L/C Issuer in conjunction with the issuance and administration of Letters of Credit, including but not limited to issuance charges, usage charges, amendment, extension, renewal and drawing charges, commissions, fees, and costs incurred by the L/C Issuer and L/C Arranger relating to Letters of Credit, and as further set forth and described in the Fee Letter.

“L/C Issuer” means  any Person, bank or financial institution acceptable to L/C Arranger for such purpose, that becomes an L/C Issuer in accordance with Section 2.11, in its capacity as an issuer of Letters of Credit, or any successor issuer of Letters of Credit hereunder.

“Lender” has the meaning set forth in the preamble to the Agreement, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement or pursuant to an amendment thereto and “Lenders” means each of the Lenders or any one or more of them.

“Lender Fee Letter” means the fee letter, dated as of the Closing Date, among the Borrowers, Agent and the Lenders party thereto, in form and substance satisfactory to Required Lenders.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent and each Lender in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and PPSA and UCC searches and including searches with the patent and trademark office, or the copyright office, or similar searches with respect to the Canadian Loan Parties and Dutch Holdings), filing, recording, publication, appraisal (including periodic collateral appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise) or with respect to the establishment of electronic collateral reporting systems, together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (d) reasonable and documented out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) subject to the terms of Section 5.7 of the Agreement, all reasonable and documented out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrowers’ operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day), (g) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable attorneys and financial advisor fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, (i) Agent’s and, each Lender’s reasonable and documented costs and expenses (including reasonable attorneys, accountants, consultants, and financial and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral and (j) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by the L/C Issuer or incurred by the L/C Arranger in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by the L/C Arranger or L/C Issuer in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder; provided, that, the fees and expenses of counsel included in Lender Group Expenses shall be limited to the fees and expenses of one US counsel to Agent and one US counsel to Required Lenders, one Canadian counsel to Agent and one Canadian counsel to Required Lenders, one Dutch counsel to Agent and one Dutch counsel to Required Lenders and any local or regulatory counsel reasonably selected by Agent and Required Lenders and, upon the occurrence and during the continuance of an Event of Default, one additional counsel for the Lenders (taken as a whole).

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means any letter of credit issued hereunder, provided, however, a “Letter of Credit” may be a standby letter of credit but shall not include commercial letters of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to L/C Arranger and L/C Issuer, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Letter of Credit Application or Reimbursement Undertaking will continue to accrue while the Letters of Credit are outstanding) to be held by L/C Issuer in an amount equal to 105% (or more (as determined by L/C Issuer) to the extent the applicable currency of any such Letter(s) of Credit is other than Dollars) of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the L/C Issuer, or (c) providing L/C Issuer with a standby letter of credit, in form and substance reasonably satisfactory to L/C Issuer and L/C Arranger, from a commercial bank acceptable to L/C Issuer and L/C Arranger (in their sole discretion) in an amount equal to 105% (or more (as determined by L/C Issuer) to the extent the applicable currency of any such Letter(s) of Credit is other than Dollars) of the then existing Letter of Credit Usage; it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit.

“Letter of Credit Disbursement” means a payment by L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, hypothec, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” means the US Loan Account.

“Loan Documents” means the Agreement, the Controlled Account Agreements, the Control Agreements, any Copyright Security Agreement, the Fee Letter, the Guaranty, any Intercompany Subordination Agreement, the Mortgages, any Patent Security Agreement, the Security Agreement, the Canadian Security Agreement, any Trademark Security Agreement, any other Security Document, the Intercreditor Agreement, the Collateral Assignment, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any Canadian Security Document, any letter of credit application entered into by any Borrower in connection with the Agreement, any amendments or modifications to any of the foregoing and any other agreement entered into or certificate issued, now or in the future, by Parent or any of its Subsidiaries in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Loans” means Term Advances.

“Local Governmental Authority” means any state, province, municipality or other political subdivision of the United States or any foreign country, or any department, agency or instrumentality thereof.

“Management Agreement” means the letter agreement, dated as of July 9, 2007, by and between Parent and Sciens Management, LLC, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof, pursuant to which Parent engaged Sciens Management, LLC to provide certain investment banking, corporate and strategic advisory services.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, assets or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.

“Material Contract” means (i) the Senior Note Indenture, (ii) each Term Loan Document, (iii) any contract or agreement (other than a Loan Document or Term Loan Document) of any Loan Party involving monetary liability of or to Parent or its Subsidiaries in excess of $2,000,000 in any fiscal year of Parent and (iv) each other contract or agreement, the loss of which could reasonably be expected to result in a Material Adverse Change.

“Material Guarantor” means at any time, any Guarantor whose assets exceed ten (10%) of the assets of Parent and its Subsidiaries (on a consolidated basis) at such time.

“Maturity Date” shall mean the earlier of (i) August 15, 2018 and (ii) the date of acceleration of the Obligations in accordance with the terms herein.

“Maximum Loan Amount” means, initially, $33,000,000 and, thereafter, at any time of determination, the aggregate principal amount of Term Advances outstanding hereunder at such time.

“Merger” means the merger of Acquisition Sub with and into New Colt with New Colt as the surviving entity.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, deeds to secure debt, charges or debentures executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means (a) with respect to any sale or disposition by Parent or any of its Subsidiaries of assets (including pursuant to casualty losses or condemnation), the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration and including condemnation awards and payments in lieu thereof) or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents, (B) Indebtedness assumed by the purchaser of such asset and (C) Indebtedness owing under the Term Loan Documents) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, (iii) Taxes paid or payable to any taxing authorities (or tax distributions made to members or shareholders) by Parent or such Subsidiary in connection with such sale or disposition, in each case (other than with respect to tax distributions), to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within thirty (30) days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Controlled Account Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and (b) with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“New Colt” means New Colt Holding Corp., a Delaware corporation.

“New Holdco” has the meaning specified therefor in Section 6.3(a) of the Agreement.

“New Holdco Expenses” has the meaning specified therefor in Section 4.20 of the Agreement.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.16 of the Agreement), (h) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the

PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (i) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (j) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (k) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (l) the failure of any Pension Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (m) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan, (n) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, or (o) any event that results in or could reasonably be expected to result in a liability by a Loan Party or ERISA Affiliate pursuant to Title IV of ERISA.

“Obligations” means (a) all loans (including the Term Advances), debts, principal, interest (including any interest accruing at the Default Rate, any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letters), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to L/C Arranger now or hereafter arising from or in respect of Letters of Credit, and (c) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Optional Prepayment Trigger Date” means November 9, 2015.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement or the Canadian Security Agreement, as the case may be.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations (other than (a) Bank Product Obligations and (b) unasserted contingent obligations) are paid in full.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code and which is sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or with respect to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Permitted Acquisition” means any Acquisition to the extent that each of the following conditions shall have been satisfied:

(a)           as of the date of such Permitted Acquisition and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing,

(b)           (i) the daily average amount of Unrestricted Cash shown on the Borrowers’ consolidated balance sheet prepared in accordance with GAAP for the thirty (30) day period immediately preceding and, as projected on a pro forma basis (after giving effect to such Permitted Acquisition) for the thirty (30) day period immediately following, such Permitted Acquisition shall not be less than $20,000,000, and (ii) as of the date of such Permitted Acquisition and immediately after giving effect thereto, the amount of Unrestricted Cash shown on the Borrowers’ consolidated balance sheet prepared in accordance with GAAP shall not be less than $20,000,000,

(c)           Agent shall have received not less than ten (10) days’ prior written notice of such Permitted Acquisition, together with such information with respect thereto as the Required Lenders shall request,

(d)           the aggregate amount of the consideration (including any deferred purchase price payment, indemnification payment, purchase price adjustment, earn out or similar payment) for any Acquisition shall not exceed $5,000,000 during the term of the Agreement,

(e)           the Acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in,

(f)            the Board of Directors of the Person to be acquired shall have duly approved such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate applicable law,

(g)           Parent has provided Agent with a certificate of the chief financial officer of Parent, supported by financial statements, certifying that on a pro forma basis, the Loan Parties and their Subsidiaries would have been in compliance with a Secured Leverage Ratio of 4.50:1.00 for the most recently ended 12 fiscal month period ended immediately prior to the proposed date of consummation of such Acquisition, together with a reasonably detailed calculation thereof,

(h)           the assets being acquired are located within the United States or Canada, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada, except if the aggregate amount(s) of consideration payable in respect of assets located outside the United States or Canada or Equity Interests of a Person organized in a jurisdiction outside the United States or Canada (including deferred purchase price payments, indemnity payments, purchase price adjustments, earn-outs or similar payments) do not exceed $5,000,000 during the term of the Agreement,

(i)            the subject assets or Equity Interests, as applicable, are being acquired directly by Parent or one of its Subsidiaries that is a Loan Party and, in connection therewith, such Parent or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, and

(j)            Administrative Borrower shall have provided Agent with evidence satisfactory to the Required Lenders that each of the conditions contained in this definition have been satisfied.

“Permitted Dispositions” means:

(a)           sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,

(b)           sales of Inventory to buyers in the ordinary course of business and the consignment of Inventory to the Government of the United Mexican States in the ordinary course of business pursuant to a written agreement (the “DCAM Consignment”); provided, that, the maximum value of Inventory consigned to the Government of the United Mexican States at any one time shall not exceed $2,000,000,

(c)           the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)           the non-exclusive licensing or sublicensing of Intellectual Property or other general intangibles (other than the exclusive licenses in effect on the Closing Date as set forth on Schedule L-1) and licenses, leases or subleases of other property, in each case, in the ordinary course of business and so long as any such transaction shall not: (i) materially interfere with the business of Parent and its Subsidiaries, (ii) adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of Loan Parties to sell or otherwise dispose of any Inventory or other Collateral, (iii) have a material and adverse effect on the value of such Intellectual Property, or (iv) otherwise adversely limit or interfere in any respect with the use of any such Intellectual Property by Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Loan Documents;

(e)           the granting of Permitted Liens,

(f)            the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)           any involuntary loss, damage or destruction of property,

(h)           any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(i)            the leasing or subleasing of assets of Parent or its Subsidiaries (other than Accounts and Inventory) in the ordinary course of business,

(j)            the sale or issuance of Equity Interests by any Subsidiary of Parent to a Loan Party,

(k)           the non-exclusive licensing or sublicensing of Intellectual Property pursuant to manufacturing license agreements or technical assistance agreements with certain foreign governments, or otherwise in accordance with the International Traffic in Arms Regulations, in each case so long as any such transaction does not: (i) adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of Loan Parties to sell or otherwise dispose of any Inventory or other Collateral, (ii) have a material and adverse effect on the value of such Intellectual Property, or (iii) otherwise adversely limit or interfere with the use of such Intellectual Property by Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Loan Documents;

(l)            the making of a Restricted Payment that is expressly permitted to be made pursuant to the Agreement,

(m)          the making of a Permitted Investment,

(n)           the sale or other disposition of property by a Loan Party to another Loan Party, and

(o)           sales or other dispositions of assets of Parent and its Subsidiaries not otherwise subject to the provisions set forth in this definition, provided, that, as to any such sale or other disposition, each of the following conditions is satisfied: (i) such transaction does not involve the sale or other disposition of any Intellectual Property, Equity Interest in any Subsidiary or of Accounts or Inventory; and (ii) the aggregate amount of such dispositions does not exceed $1,000,000 during any fiscal year.

“Permitted Holder” means the Persons listed on Schedule P-3 to the Agreement.

“Permitted Indebtedness” means:

(a)           Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)           Indebtedness set forth on Schedule 4.25 and any Refinancing Indebtedness in respect of such Indebtedness,

(c)           Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)           endorsement of instruments or other payment items for deposit,

(e)           Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty would have been permitted to incur such underlying Indebtedness,

(f)            (i) unsecured Indebtedness of Parent or its Subsidiaries that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such unsecured Indebtedness does not mature prior to the date that is 180 days after the Maturity Date, (C) the terms of such Indebtedness do not permit Parent or such Subsidiary to make any cash interest payment prior to the Maturity Date and (D) no amortization payments are required prior to the Maturity Date,

(g)           Acquired Indebtedness in an amount not to exceed $20,000,000 outstanding at any one time, and any Refinancing Indebtedness in respect of such Indebtedness,

(h)           Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(i)            Indebtedness to finance premiums for property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance,

(j)            the incurrence by Parent or its Subsidiaries of Indebtedness under unsecured Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(k)           Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,

(l)            unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent and (iii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000,

(m)          Indebtedness of Parent or its Subsidiaries arising pursuant to Permitted Intercompany Advances,

(n)           Indebtedness arising from (i) agreements of Parent or a Subsidiary providing for adjustment of purchase price, earnout payments or similar obligations, in each case incurred or assumed in connection with a Permitted Acquisition, other than guarantees of Indebtedness incurred by any Person in connection with a Permitted Acquisition to the extent that the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, or (ii) agreements of Parent or a Subsidiary providing for indemnification and similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets of Parent or any business, assets or Equity Interests of a Subsidiary permitted hereunder, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary,

(o)           Indebtedness consisting of Permitted Investments,

(p)           Indebtedness evidenced by the Senior Note Indenture in an aggregate outstanding principal amount not to exceed $250,000,000, and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that for purposes of Refinancing Indebtedness pursuant to this clause (p): (x) to the extent the Borrowers determine to grant a Lien to the holders of such Refinancing Indebtedness, (A) clause (h) of the definition of Refinancing Indebtedness shall not apply, (B) the Lien securing such Refinancing Indebtedness shall have a priority junior to the Lien securing the Obligations and (C) such Refinancing Indebtedness shall be subject to an intercreditor agreement in form and substance satisfactory to the Agent and the Required Lenders in their sole discretion (it being understood that such intercreditor agreement shall include a provision that results in all payments on account of such Refinancing Indebtedness being “last out” or subject to turnover to the Lenders until such time as the Obligations have been paid in full in cash; and (y) to the extent the Borrowers determine not to grant a Lien to the holders of such Indebtedness, the Refinancing Indebtedness shall have a cash interest expense that is less than or equal to the cash interest expense of the Indebtedness being refinanced; together with reasonably detailed supporting calculations, as to the satisfaction clauses (x) and (y) of the immediately preceding proviso;

(q)           [Reserved.]

(r)            Indebtedness incurred by Parent or its Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self insurance obligations, performance, bid surety and similar bonds and completion guarantees (not for borrowed money), in each case in the ordinary course of business,

(s)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished with ten Business Days of incurrence,

(t)            Indebtedness of Parent or any Subsidiary consisting of take-or-pay obligations contained in supply arrangements in the ordinary course of business,

(u)           Indebtedness of Parent or any Subsidiary secured by a Lien against any property which is subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement, in form and substance reasonably satisfactory to Agent, duly executed and delivered by each Person who holds such Lien and acknowledged by each grantor of such Lien, which Indebtedness is used to finance an Acquisition (of Real Property or otherwise) or to maintain or improve property or assets of Parent or such Guarantor, in an aggregate principal amount at any time outstanding not to exceed $20,000,000, provided, that (i) as of the date of any such Acquisition and immediately after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing, and (ii) Agent shall have received reasonably satisfactory projections for the twelve (12) month period after the date of such Acquisition which demonstrates, on a pro forma basis after giving effect to the Acquisition, the Fixed Charge Coverage Ratio is at all times not less than 1.10 to 1.00 during such period;

(v)           other unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(w)          Indebtedness evidenced by the Term Loan Documents in an aggregate outstanding principal amount not to exceed the Term Loan Debt Amount, and any Refinancing Indebtedness in respect of such Indebtedness; and

(x)           Indebtedness with respect to Letters of Credit in an aggregate face amount not to exceed $7,000,000.

“Permitted Intercompany Advances” means loans (a) made by a Loan Party that is not a Specified Loan Party to another Loan Party that is not a Specified Loan Party and (b) made by a Loan Party that is not a Specified Loan Party to a Specified Loan Party; provided, that, (i) in the case of clauses (a) and (b), Agent shall have received an Intercompany Subordination Agreement as duly authorized, executed and delivered by the parties to any such loans and (ii) in the case of clause (b) only, the aggregate amount of all such loans does not exceed $500,000 at any time outstanding unless otherwise agreed to in writing by the Agent.

“Permitted Investments” means:

(a)           Investments in cash and Cash Equivalents of any Loan Party or other Investments by a Loan Party or a non-Loan Party in any Loan Party,

(b)           Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)           advances made in connection with purchases of goods or services in the ordinary course of business,

(d)           Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Loan Party or any of its Subsidiaries,

(e)           Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,

(f)            guarantees permitted under the definition of Permitted Indebtedness,

(g)           Permitted Intercompany Advances,

(h)           Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Loan Party or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)            deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)            Permitted Acquisitions,

(k)           Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(l)            Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(m)          [Reserved],

(n)           the endorsement of instruments for collection or deposit in the ordinary course of business,

(o)           deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business,

(p)           receivables owing to Parent or any of its Subsidiaries if created or acquired in the ordinary course of business consistent with current practices as of the date hereof,

(q)           loans and advances by Parent and its Subsidiaries to directors, officers and employees of Parent and its Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $250,000 at any time outstanding,

(r)            stock or obligations issued to Parent and its Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Parent and its Subsidiaries in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person, provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Required Lenders’ request, together with such stock power, assignment or endorsement by Parent and its Subsidiaries as Required Lenders’ may request,

(s)            Investments constituting Restricted Payments permitted by Section 6.9 of the Agreement,

(t)            Investments made as a result of the receipt of non-cash consideration from a Permitted Disposition,

(u)           Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by Parent and its Subsidiaries in connection with such plans,

(v)           Solely to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business,

(w)          other Investments in an aggregate outstanding amount not to exceed $500,000 at any time and (ii) other Investments not constituting Permitted Acquisitions made solely with the proceeds of any Excluded Issuances (as described in clause (c)(i) of the definition thereof; provided, that, as of the date of and such Investment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(x)           [reserved]; and

(y)           Permitted Senior Note Discounted Buybacks.

“Permitted Liens” means:

(a)           Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)           Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) for which the underlying Taxes are the subject of Permitted Protests,

(c)           judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)           Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)           any interest or title of a lessor, sublessor or licensor in or to any asset (other than Accounts or Inventory) under any lease, sublease or license entered into by Parent or its Subsidiaries in the ordinary course of business and covering only such asset,

(f)            purchase money Liens or the interests of lessors under Capital Leases, in each case, as to assets or property, other than Accounts or Inventory, to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset or property purchased or acquired (substantially contemporaneous with such purchase or acquisition) and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset or property purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)           Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)           Liens on cash deposited to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,

(i)            Liens on cash deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)            Liens on cash deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)           with respect to any Real Property, encumbrances, ground leases, easements or reservations of, or rights of others (including any reservations, limitations, provisos and conditions expressed in any original grant from the Crown with respect of any Real Property owned by Colt Canada) for, licensees, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) in each case as to the use of Real Property or Liens on Real Property incidental to the conduct of the business of Parent or its Subsidiaries or to the ownership of its Real Property that (in each case) do not individually or in the aggregate materially adversely affect the value of any such Real Property or materially impair, or interfere with, the use or operation of such Real Property,

(l)            licenses of intellectual property to the extent constituting a Permitted Disposition, in the ordinary course of business,

(m)          Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)           rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o)           Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)           Liens in favor of customs, revenue and other tax authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)           Liens on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to an acquisition or disposition of assets not prohibited by the terms of the Agreement,

(r)            [Reserved.]

(s)            any Lien existing on any asset or a Person existing at the time such Person becomes a Subsidiary after the date of the Agreement; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of Parent or any Subsidiary (other than proceeds of such asset), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Refinancing Indebtedness in respect thereof, (iv) neither (x) the aggregate outstanding principal amount of the obligations secured thereby nor (y) the aggregate fair market value (determined as of the date such Person becomes a Subsidiary) of the assets subject thereto exceeds (as to Parent and all Subsidiaries) $1,000,000 at any one time, and (v) such Lien shall not extend or attach to any Inventory or Accounts,

(t)            Liens arising from precautionary Code financing statement filings regarding operating leases entered into by Parent and its Subsidiaries in the ordinary course of business,

(u)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business including Inventory consigned pursuant to the DCAM Consignment described in clause (b) of the definition of Permitted Dispositions,

(v)           [Reserved],

(w)          Liens securing Permitted Indebtedness pursuant to clause (g) and (w) of the definition or Permitted Indebtedness; provided, that, such Liens shall be subordinated to the Liens securing the Obligations pursuant to an intercreditor agreement, in form and substance reasonably satisfactory to the Required Lenders, duly executed and delivered by each holder of such Liens and acknowledged by each grantor of such Liens,

(x)           with respect to any Real Property, minor survey exceptions, minor encumbrances, ground leases, easements or reservations or, or rights of others for, licenses, rights-of-way servitudes, sewers, restrictive consents, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) which (in each case) were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of such Real Property or materially impair, interfere with, the use or operation of such Real Property,

(y)           leases, subleases, licenses or sublicenses to the extent permitted by clause (d) of the definition of Permitted Dispositions,

(z)           any Lien securing Indebtedness permitted by clause (u) of the definition of Permitted Indebtedness; provided, that, such Lien is subordinated to the Lien securing the Obligations pursuant to an intercreditor agreement which shall be in form and substance reasonably satisfactory to Required Lenders,

(aa)         Liens of Term Loan Agent to secure the Indebtedness permitted under clause (w) of the definition of Permitted Indebtedness, provided, that, such liens shall at all times be subject to the terms of the Intercreditor Agreement;

(bb)         any Lien arising out of a prejudgment remedy to the extent ordered by the court overseeing any Covered Claim, including any prejudgment writ of attachment, solely to the extent that each of the following conditions have been satisfied, as certified by Parent within three (3) Business Days of the date any such prejudgment remedy is ordered by such Court: (i) the allocated amount available for satisfaction of such Covered Claim in the Employee Litigation Escrow Fund (the “Allocated Escrow”) shall not be less than the amount specified in such prejudgment writ of attachment (collectively, the “Claim Amount”), (ii) the Employee Litigation Escrow Fund shall be valid and in full force and effect at all times that such Covered Claim is secured by such Lien, (iii) to the extent the Claim Amount exceeds the Allocated Escrow, the Loan Parties shall have posted bonds, cash collateral or other financial assurances acceptable to such Court sufficient to satisfy the amount specified in such prejudgment writ of attachment (the “Additional Security”), and (iv) such Lien shall be junior to the Liens securing the Obligations pursuant to applicable law;

(cc)         any Lien securing Indebtedness permitted by clause (p)(x) of the definition of “Permitted Indebtedness”; provided, that, such Lien satisfies the criteria specified in such clause; and

(dd)         Liens on cash deposits to secure Indebtedness permitted by clause (x) of the definition of “Permitted Indebtedness”.

Notwithstanding anything to the contrary contained in any of the Loan Documents, Permitted Liens shall not include any Liens on assets of any Loan Party which secure any Indebtedness or other obligations of any Foreign Subsidiary, except (x) as permitted by clause (a) of the definition of Permitted Liens and liens arising in respect of Indebtedness permitted under clauses (w) and (x) of the definition of Permitted Indebtedness, (y) as consented to in writing by the Required Lenders or (z) Liens on assets of Canadian Loan Parties may secure Indebtedness and other obligations of Canadian Loan Parties to the extent permitted by Section 6.1 or 6.2 of the Agreement.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll Taxes or Taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve or provision with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP and (b) such Lien or other obligations are being contested in good faith by appropriate proceedings diligently conducted and such proceedings operate to stay the enforcement of such Lien or any Lien securing any such obligations.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Permitted Senior Note Discounted Buybacks” has the meaning specified therefor in Section 6.7(a)(vii).

“Permitted Tax Distribution” means, for any period, the amount of tax distributions that the Loan Parties are permitted to make, and actually make, to Parent’s equityholders pursuant to Section 6.9(e) of this Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, Governmental Authorities or otherwise.

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable  Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Principal Obligations” means all present and future payment obligations and liabilities (whether actual or contingent and whether owed jointly or severally) of Dutch Holdings, Colt Defense Technical Services LLC, and/or Borrowers to the Lenders and the Agent (or any of them) under or in connection with each or any of the Loan Documents.

“Pro Rata Share” means, as of any date of determination, with respect to all matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Term Advances, by (z) the outstanding principal amount of all Term Advances.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Equity Interests” means Equity Interests issued by Parent that are not Disqualified Equity Interests.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its their Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by Parent or its their Subsidiaries which is subject to a Lien in favor of Agent.

“Receiver” means a receiver, interim receiver, manager, receiver and manager, liquidator, trustee in bankruptcy or similar Person.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)           Agent shall have received not less than five (5) Business Days’ prior written notice of the intention to incur such Refinancing Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to the Required Lenders, the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as the Required Lenders may reasonably request,

(b)           promptly upon the Required Lenders’ request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto,

(c)           the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, replaced, or substituted for,

(d)           the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least subordinated (if subordinated) to, the Obligations as the Indebtedness being extended, refinanced, replaced or substituted for,

(e)           the Refinancing Indebtedness shall not include terms and conditions with respect to any Borrower or Guarantor which are more burdensome or restrictive in any material respect than those contained in this Agreement, taken as a whole,

(f)            such Indebtedness incurred by any Borrower or Guarantor shall be at rates and with fees or other charges that are commercially reasonable,

(g)           the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, replaced or substituted for (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith outstanding on the date of such event), and

(h)           if the Indebtedness being extended, refinanced, replaced or substituted for is secured by any assets, the Refinancing Indebtedness shall not be secured other than by such assets, provided, that, such security interests (if any) with respect to the Refinancing Indebtedness shall have a priority no more senior than, and be at least as subordinated, if subordinated (on terms and conditions substantially similar to the subordination provisions applicable to the Indebtedness so extended, refinanced, replaced or substituted for or as is otherwise acceptable to the Required Lenders) as the security interest with respect to the Indebtedness so extended, refinanced, replaced or substituted for.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials, in each case pursuant to Environmental Laws.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (b) of the definition of Pro Rata Shares) exceed 50%.

“Responsible Officer” means any chief executive officer, president, senior vice president, executive vice president, chief operating officer, chief financial officer, chief accounting officer, general counsel, treasurer or other similar officer of any Borrower.

“Restricted Payment” means to the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to Parent or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Funded Indebtedness” means, as of any date of determination, all secured Indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Indebtedness under the Term Loan Documents, the Term Advances, the amount of their Capitalized Lease Obligations, and the amount of their Permitted Purchase Money Indebtedness; provided, however, that “Secured Funded Indebtedness” shall not include any Indebtedness of Parent and its Subsidiaries which has Liens junior to the Liens securing, the Obligations.

“Secured Leverage Ratio” means, as of any date of determination the ratio of (a) (i) the amount of Borrower’s Secured Funded Indebtedness as of such date, less (ii) the aggregate amount of Unrestricted Cash on such date, to (b) Consolidated EBITDA for the 12 fiscal month period ended as of such date.

“Secured Parties” means the Lenders, the Agent, any Hedge Provider and any Bank Product Provider.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means a security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by US Loan Parties to Agent.

“Security Documents” means the Security Agreement, the Canadian Guarantee, the Canadian Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any Trademark Security Agreements, any Mortgage, and such other mortgages, debentures, charges, pledges, security agreements, joinder agreements, documents and instruments as may be required by the Required Lenders and/or are entered into in connection with the Agreement.

“Senior Notes” means the 8.75% Senior Notes due 2017 issued under the  Senior Note Indenture.

“Senior Note Indenture” means the Indenture, dated as of November 10, 2009, by and among Parent, Colt Finance Corp. and Wilmington Trust FSB, as trustee with respect to the Senior Notes, as may be amended from time to time in accordance with the terms thereof, and any replacement indenture governing Refinancing Indebtedness in respect of the Senior Notes.

“Senior Note Indenture Secured Debt Cap” means, on any date, the maximum principal amount of all Term Advances, Term Loan Debt and any other Indebtedness permitted under clause (f) of the definition of Permitted Indebtedness which is permitted to be incurred by the Loan Parties and remain outstanding on a fully secured basis as to the assets of the Loan Parties pursuant to the Senior Note Indenture or under any agreement governing or evidencing any Refinancing Indebtedness in respect of Indebtedness under the Senior Note Indenture.

“Solvent” means, at any time with respect to any Person, that at such time such Person is able to pay its debts as they become due in the ordinary course.

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Specified Equipment Lease Documents” means, collectively, the Master Lease Agreement Number 16293-90000, dated January 16, 2007, between Banc of America Leasing & Capital, LLC or its successors and assigns and Parent, together with all schedules thereto, and all agreements, documents and instruments evidencing or otherwise related thereto, as the same now exist or may hereafter be amended, supplemented or otherwise modified.

“Specified Government Property” means any and all property loaned, leased or otherwise provided to a Loan Party pursuant to or in connection with a Specified Government Property Loan Agreement.

“Specified Government Property Loan Agreement” means, individually and collectively, (a) the Loan Agreement, executed on or about May 27, 2009, between Colt Canada and Department of National Defence (Canada), and (b) any other agreement between any Loan Party and the national government of Canada or any of its agencies or instrumentalities pursuant to which the national government of Canada or any of its agencies or instrumentalities lends, leases or otherwise provides goods to a Loan Party to be used by a Loan Party for purposes of performing work pursuant to a supply or similar agreement between a Loan Party and the national government of Canada or any of its agencies or instrumentalities.

“Specified Loan Party” means any Loan Party (a) that is not formed, organized and/or incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada (or any province or territory thereof) or the Netherlands and (b) for which Agent has provided notice to Administrative Borrower that such Loan Party is a Specified Loan Party.

“Specified Transactions” means (i) any Investment permitted under this Agreement that results in a Person becoming a Subsidiary,  (ii) any Permitted Acquisition, (iii) any sale, disposition or transfer that results in a Subsidiary ceasing to be a Subsidiary of Parent or any, in each case, whether by merger, consolidation, amalgamation or otherwise, (iv) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit, unless such Indebtedness has been permanently repaid and has not been replaced), or (iv) any other transaction that by the terms of this Agreement requires any financial ratio (or component definition) to be calculated on a pro forma basis.

“Sponsor” means Sciens Management LLC.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.  Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Taxes” means any taxes, levies, imposts, duties, assessments or other similar charges now or hereafter imposed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Advance” has the meaning specified therefor in Section 2.2(a).  As of the Closing Date, the aggregate outstanding principal amount of Term Advances is $33,000,000.

“Term Commitment” means, for any Lender, its obligation to make a portion of the Term Advances in the principal amount shown on Schedule C-1 of the Agreement.

“Term Loan Agent” shall mean Wilmington Savings Fund Society, FSB and its successors and assigns, including any successor or replacement agent under the Term Loan Agreement.

“Term Loan Agreement” shall mean the Term Loan Agreement, dated as of November 17, 2014, by and among Term Loan Agent, Term Loan Lenders, Parent and certain of its affiliates, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms of the Intercreditor Agreement.

“Term Loan Closing Date” shall mean November 17, 2014.

“Term Loan Debt” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrowers and Guarantors to Term Loan Agent and Term Loan Lenders, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the Term Loan Documents.

“Term Loan Debt Amount” shall mean $70,000,000; provided, that, the Term Loan Debt Amount may be increased to an amount not in excess of $105,000,000 if and to the extent that, as of the date of such increase and immediately after giving effect thereto, the Loan Parties are in compliance with the terms of Section 6.14 hereof.

“Term Loan Documents” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, in each case in accordance with the terms of the Intercreditor Agreement): (a) the Term Loan Agreement; and (b) all other agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor with, to or in favor of Term Loan Agent or any Term Loan Lender in connection therewith or related thereto; sometimes being referred to herein individually as a “Term Loan Document”.

“Term Loan Lenders” shall mean the lenders under the Term Loan Agreement and their respective successors and assigns.

“Term Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement or the Canadian Security Agreement, as the case may be.

“United States” means the United States of America.

“Unrestricted Cash” means cash or Cash Equivalents of any Loan Party organized under the laws United States or Canada that are not subject to any express contractual restrictions on the application thereof (it being expressly understood and agreed that, for the avoidance of doubt, affirmative and negative covenants and events of default that do not expressly restrict the application of such cash or Cash Equivalents shall not constitute express contractual restrictions for purposes of this definition) and not subject to any Lien (other than Liens created by the Loan Documents, non-consensual Liens permitted by Section 6.3 and (whether or not consensual) Liens permitted by clauses (w), (z), (aa) and (cc) of the definition of Permitted Liens); provided; however; that for the purposes of this definition  the cash or Cash Equivalents of  any Loan Party organized under the laws of Canada  shall be net of out of pocket costs or fees and applicable taxes, necessary to repatriate such cash determined by Parent in good faith.

“US Advances” means the Term Advances.

“US Borrowers” means, collectively, (a) Colt Defense LLC, a Delaware limited liability company, (b) Colt’s Manufacturing Company LLC, a Delaware limited liability company and (c) any other person that after the Closing Date becomes a US Borrower under the Agreement; and “Borrower” means any one of them.

“US Collateral” means Collateral consisting of assets or interests in assets of US Loan Parties, and the proceeds thereof.

“US Dollar Denominated Loan” means an Term Advance denominated in US Dollars.

“US Dollar Equivalent” means at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent in good faith at such time using the exchange rate in effect on the Business Day of determination.

“US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

“US Lender” means the Lenders.

“US Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“US Loan Parties” means US Borrowers and Guarantors; each sometimes being referred to individually as a “US Loan Party.”

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (c) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (d) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“WURA” means the Winding Up and Restructuring Act, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.